UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MANHATTAN ASSOCIATES, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2018

Manhattan Associates Corporate Headquarters

2300 Windy Ridge Parkway, Atlanta, Georgia 30339

(770) 955-7070

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders of Manhattan Associates, Inc. (the “Company,” “our,” “we” or “us”) will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Atlanta, Georgia time, on Thursday, May 17, 2018 (the “Annual Meeting”), to consider and act upon:

1.	the election of three Class II Directors to the Company’s Board of Directors;
2.	a nonbinding resolution to approve the compensation of the Company’s named executive officers;
3.	a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4.	such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on March 21, 2018, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy materials, on your enclosed proxy card.

By Order of the Board of Directors,

Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary

April 4, 2018

Atlanta, Georgia

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE THROUGH THE INTERNET OR BY TELEPHONE, OR IF YOU REQUESTED PAPER COPIES OF THE PROXY MATERIALS, YOU MAY VOTE BY MAIL BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2018

This proxy statement, the form of proxy and annual report on Form 10-K for the fiscal year ended December 31, 2017 (“2017 Annual Report”) are being mailed to shareholders who have requested hard copies on or after April 4, 2018. Registered and beneficial shareholders may view and print this proxy statement and the Company’s 2017 Annual report at www.proxyvote.com or in the Investor Relations section of the Company’s web site at www.manh.com.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. For more information, please read our Annual Report on Form 10-K for fiscal year 2017 and the entire Proxy Statement prior to voting.

ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	May 17, 2018, 9:00 a.m., Eastern Time

Place:	Manhattan Associates Headquarters, 2300 Windy Ridge Parkway, Atlanta, GA 30339

Record Date:	March 21, 2018

How to Vote:

•	By Internet: Go to www.proxyvote.com;
•	By phone: Call 1-800-690-6903;
•	By mail: Call 1-800-579-1639 to request a paper copy of the materials and follow the instructions on your proxy materials; or
•	In person by attending the Annual Meeting of Shareholders.
To cast your vote by internet or phone, you will need the control number from your proxy card or the notice to our shareholders.

MEETING AGENDA AND VOTING MATTERS

Proposal		Recommendation of the Board	Voting Standard	Page Number (for more details)
1.	Election of three Class II Directors, each for a three-year term expiring in 2021.	FOR (each nominee)	Plurality of the votes cast, subject to policy requiring a nominee who is elected with less than a majority of the votes cast to offer to resign	10
2.	Advisory vote to approve the compensation of our named executive officers.	FOR	Votes cast in favor exceed votes cast against	23
3.	Ratification of appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	FOR	Votes cast in favor exceed votes cast against	42

MEMBERS OF BOARD OF DIRECTORS (page 10)

							Committee Memberships
Name, Primary Occupation	Age	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Independent	Other Public Company Boards	Audit	Compensation	Nomination & Governance
Eddie Capel President and CEO of Manhattan Associates, Inc.	57	2012	2020	-	No	None
Edmond I. Eger III CEO of Rewards Network Establishment Services, Inc.	57	2015	2018	2021	Yes	None		✓
John H. Heyman CEO of SnapAV and Partner of Actuate Partners, LLC	56	2016	2019	-	Yes	None	✓
John J. Huntz, Jr. (Chairman) Managing Director of Huntz & Co., LLC	67	1999	2019	-	Yes	None	Chair	✓	✓
Charles E. Moran Chairman and CEO of Skillsoft Corporation (retired)	63	2017	2020	-	Yes	None			✓
Thomas E. Noonan Partner of TechOperators, LLC; Chairman of Iconic Security, Inc. and TEN Holdings, LLC	57	1999	2019	-	Yes	1	✓	Chair
Deepak Raghavan Adjunct Professor at Georgia State University	51	1998	2018	2021	Yes	None			Chair

BOARD COMMITTEES (page 16)

	Number of Members	Independent	Number of Meetings During Fiscal Year
Full Board	7	86%	5
Audit Committee	3	100%	4
Compensation Committee	3	100%	6
Nomination & Governance Committee	3	100%	4

2017 BUSINESS HIGHLIGHTS

We believe 2017 was a year of substantial progress in positioning the Company for future long-term growth in a challenging retail environment.

Among our accomplishments we:

Continued to invest in innovation and sought to expand our total addressable market

✓	Mid-year 2017, we delivered an entirely new, cloud-native architecture platform and full suite of Manhattan ActiveTM solutions.
✓

Manhattan Active Solutions should provide meaningfully differentiated innovation and opportunity for Manhattan in new markets including Omnichannel, Point of Sale, and Customer Relationship Management.

✓	We invested $58 million in R&D, up 5%, and plan to continue to increase investment in 2018.
✓	Over the last decade, we have invested cumulatively approximately $470 million in R&D, delivering differentiated innovation and expanding our addressable market.

Executed in a business transition and challenging retail macro environment

✓	Total revenue was $595 million, down 2%, reflecting a weak retail macro environment and our transition to cloud; EPS of $1.87 was flat versus 2016.
✓	Customer retention rates were well above 90%+ and 40% of Software sales were with net new customers.
✓	With our mid-year Manhattan Active Omni Cloud launch, cloud revenue increased from 7% of total software revenue in 2016 to 12% in 2017.
✓	Recurring revenue as a percentage of total revenue, excluding hardware, rose from 24% in 2016 to 28% in 2017.
✓	2017 GAAP operating margin of 31% ranked 2nd best across our relative peer comparison group.

Maintained capital discipline and financial capacity

✓	We closed 2017 with $126 million in cash and cash equivalents and zero debt; we have never borrowed in the history of the Company.
✓	Operating cash flow was a record $164 million, up 18% versus 2016.
✓

We invested $125 million in share repurchases, lowering our common shares outstanding (“CSO”) 4% over the prior year; over the last decade we have invested $900 million in share buybacks, lowering CSO 32%.

Our 2017 performance was influenced by delays in large investments in supply chain software by retail customers coupled with accelerated market adoption of our cloud-based subscription services, and its correlative negative effect on up-front revenue recognition when compared to traditional perpetual software licenses. As a result, we did not achieve our consolidated revenue objective for our annual cash bonus program and the performance-based component of our long-term equity (restricted stock unit) program, resulting in a reduced payout of 49% of the target payout to the named executive officers for our annual cash bonus program and a 0% payout to the named executive officers for our 2017 performance-based long-term equity program grants.

Our total shareholder return (“TSR”) for 2017 was negative seven percent (-7%). Based on the Company’s stock price at December 31, 2017, our CEO’s compensation was down 43%, and our NEO’s compensation collectively down 37% versus their 2017 compensation targets. Despite our TSR, the Board of Directors believes that the Company made substantial progress toward positioning the Company for long-term success, expanding its addressable market through meaningfully differentiated investment in innovation, positioning Manhattan Associates for potential long-term sustainable growth.

CORPORATE GOVERNANCE HIGHLIGHTS

Governance Matter	Summary Highlights
Board Independence	✓	Independent Board of Directors, except Chief Executive Officer
	✓	Fully independent Board committees
	✓	Separate Chairman and Chief Executive Officer roles
Director Elections	✓	Majority Vote Resignation Policy
Meeting Attendance	✓	All Directors attended 100% of total number of Meetings of Board and Committees on which the Directors served in 2017.
Evaluating and Improving Board	✓	Commitment to Board Refreshment (three new directors and one pending nominee in past three years)
Performance	✓	Major Board assessments every three years
	✓	Annual self-assessments of Committees
Aligning Director and Shareholder	✓	Non-executive Director minimum share ownership guidelines
Interests	✓	Annual Director equity awards
Aligning Executive Officer and	✓	Executive officer minimum share ownership guidelines
Shareholder Interests	✓	Executive compensation driven by pay-for-performance philosophy
Other	✓	Annual shareholder advisory ("say-on-pay") vote
	✓	Regular Board review of enterprise risk areas
	✓	Director Status Change Resignation Policy
	✓	Prohibition on pledging and hedging of Company securities

2017 EXECUTIVE COMPENSATION ACTIONS

Base Salaries

✓	The base salary of our President and CEO, Mr. Capel, remained the same from his 2016 level.
✓	The base salary of our Senior Vice President, Americas Sales, Mr. Howell, increased by 7% from his 2016 level.
✓	The base salaries of the remaining named executive officers increased by 3% from their 2016 levels.

Annual Cash Bonus

✓	Based on our 2017 financial performance, the Company paid 49% of the annual cash bonus target to the named executive officers.

Long-term Incentive Compensation

✓	Based on our 2017 financial performance, the named executive officers earned 0% of the performance-based RSUs granted for 2017.

2018 GOVERNANCE AND EXECUTIVE COMPENSATION ACTIONS

✓

Amended the executive employment agreements for all named executive officers: eliminated the Company’s insolvency or filing for bankruptcy following a change in control as a constructive termination event, consistent with good governance practices (page 32 for more information).

✓	Adopted non-employee director and executive officer minimum share ownership guidelines (page 19 for more information).
✓	Nominated Linda T. Hollembaek for election as a new Class II Director (page 11 for biography).

2017 EXECUTIVE COMPENSATION (page 24)

CEO Target Versus Realizable Compensation

The “Target” bars represent Mr. Capel’s base salary, target annual cash bonus, and grant-date target value of long-term incentive awards for 2015, 2016, and 2017. The “Realizable” bars represent, as a percentage of target, the total of each year’s base salary paid, annual cash bonus earned and long-term incentive award value as of December 31, 2017.

(1)	TSR represents total shareholder return in 1 year (2017); 2 years (2016 and 2017); and 3 years (2015, 2016, and 2017), respectively.
(2)

This column represents realizable CEO compensation versus target over the comparable TSR period. The realizable CEO compensation represents the accumulation of each period’s base salary paid, annual cash bonus, and long-term incentive award value as of December 31, 2017.

Mr. Capel’s accumulated compensation for the past three years had an intended grant-date value of approximately $12.7 million. Based on the Company’s stock price at December 31, 2017 and the Company’s performance for the past three years, the realizable value of this compensation was approximately $10.4 million, which was 18% below their intended target value. By design, our executive compensation program will not deliver the intended target value unless the Company meets or exceeds its applicable financial performance targets.

Named Executive Officer Compensation

The following table sets forth the total compensation paid or earned by the Company’s named executive officers in 2017 as determined under SEC rules. For more details, please see Compensation Discussion and Analysis starting on page 24 and the 2017 Summary Compensation Table and its accompanying notes on page 35.

Name and Principal Position	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Eddie Capel	$575,000	$2,430,742	$281,750	$43,845	$3,331,337
President, Chief Executive
Officer, and Director
Dennis B. Story	391,167	875,085	140,140	21,856	1,428,248
Executive Vice President, Chief
Financial Officer, and Treasurer
Bruce S. Richards	309,167	437,568	87,710	18,826	853,271
Senior Vice President, Chief
Legal Officer, and Secretary
Robert G. Howell	308,250	875,085	147,000	30,902	1,361,237
Senior Vice President,
Americas Sales
Linda C. Pinne	245,750	121,553	40,261	8,100	415,664
Senior Vice President, Global Corporate
Controller, and Chief Accounting Officer

Components of Target Compensation for 2017

Our executives’ target compensation for 2017 consisted of the components described below.

With approximately 50% performance-based pay, we believe our current executive compensation program directly links executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. We believe our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation opportunities based on our performance against pre-established financial performance objectives. This strong alignment between our financial results, shareholder returns, and executive compensation is the cornerstone of our executive compensation philosophy and program design. See page 28 for more information.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, Georgia 30339

Proxy Statement

Annual Meeting of Shareholders

May 17, 2018

Information Concerning Solicitation and Voting

annual meeting of Shareholders

This Proxy Statement (“Proxy Statement”) is furnished on behalf of the Board of Directors (the “Board”) of Manhattan Associates, Inc., a Georgia corporation (the “Company,” “our,” “we” or “us”), to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 17, 2018, at 9:00 a.m., Atlanta, Georgia, time (the “Annual Meeting”), or at any adjournment or postponement of the meeting, for the purposes set forth in this statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339.

Internet Availability of Proxy Materials

The Company is following the Securities and Exchange Commission (the “SEC”) “Notice and Access” rule that allows companies to furnish their proxy materials over the Internet. As a result, instead of mailing a paper copy of the proxy materials, which include this Proxy Statement, proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Annual Report”), the Company intends to mail, beginning on April 4, 2018, a notice to our shareholders (the “Notice”) notifying them that those materials are available on the Internet beginning April 4, 2018, how our shareholders may access them over the Internet, and how to request a paper or email copy. There is no charge for requesting a paper or email copy.

Registered and beneficial shareholders may view and print this Proxy Statement and the 2017 Annual Report at www.proxyvote.com or in the Investor Relations section of our web site at www.manh.com.

How to Vote

The Notice contains instructions on how to vote online, by mail (if you request a paper copy of proxy materials), or in person. You may also vote by calling 1-800-690-6903 or the number on the proxy card. You will need the control number from your proxy card or the Notice.

Shareholders Entitled to Vote

Only holders of record of the Company’s common stock, $0.01 par value per share (“Common Stock”), at the close of business on March 21, 2018 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 66,819,431 shares of Common Stock outstanding and entitled to. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

GOVERNANCE

Proposal 1 – Election of Class II Directors

The Board of Directors has seven members divided into three classes. The term of each Director is three years, and the terms of the Directors are staggered by class. The Board currently comprises two Class I Directors (Messrs. Capel and Moran), whose terms expire in 2020, two Class II Directors (Messrs. Raghavan and Eger), whose terms expire at the Annual Meeting, and three Class III Directors (Messrs. Huntz, Heyman, and Noonan), whose terms expire in 2019. On the Nomination and Governance Committee’s recommendation, the Board has nominated Messrs. Raghavan and Eger for re-election as Class II Directors, and Linda T. Hollembaek for election as a new Class II Director. On the election of the three Class II Director nominees, the Board’s size will increase to eight members. There are no family relationships among our Directors or Director nominees.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES.

Board of Directors and Committees

director Nominees

Set forth below are our nominees to serve as Class II Directors (terms expire in 2021).

Deepak Raghavan

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Adjunct Professor at Georgia State University	51	1998	2018	✓Nomination & Governance (Chair)	None	✓Business operations ✓Business development and corporate transformation ✓Corporate governance ✓Supply chain management ✓Technology and software industries

Biography

Deepak Raghavan, age 51, has served as a member of our Board since February 1998. Dr. Raghavan conceptualized, designed and developed the Company’s PkMS® solution—the industry's first "packaged" supply chain execution system. Dr. Raghavan served as our Senior Vice President - Product Strategy from January 2001 until June 2002, as Senior Vice President and Chief Technology Officer from August 1998 until January 2001, and as Chief Technology Officer from our inception in October 1990 until August 1998. From 1987 until 1990, Dr. Raghavan served as a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry. Dr. Raghavan earned a Civil Engineering degree from the Indian Institute of Technology, New Delhi, in 1987, an executive MBA degree from Georgia State University in 1998, and a Ph. D. degree in Astronomy from Georgia State University in 2009, and is currently an adjunct professor at Georgia State University.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Dr. Raghavan has been an officer of the Company or member of our Board since its inception, and during that time has helped guide the Company through its transformation from a small private software and services company to a growing public company. With over 20 years of experience with the Company, Dr. Raghavan brings deep institutional knowledge and perspective to our Board regarding our strengths, challenges, and opportunities, as well as significant industry experience. As chairman of our Nominations and Governance Committee, Dr. Raghavan’s principled leadership is reflected in numerous committee achievements, including recommending, and then establishing, a process for regular Board meeting presentations and discussions on material company risk areas; adoption of our Majority Voting Director Resignation Policy; adoption of our Director Status Change Resignation Policy; and championing the committee’s recent Board recruiting efforts yielding our first female Board nominee. Dr. Raghavan’s skills and perspectives also have best positioned him to oversee new Director onboarding and other Board transitions.

Edmond I. Eger III

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
CEO of Rewards Network Establishment Services, Inc.	57	2015	2018	✓Compensation	None	✓Business operations ✓Corporate governance ✓International operations ✓Leadership - current CEO ✓Financial industries

Biography

Edmond I. Eger III, age 57, has served as a member of our Board since October 2015. Since September 2017, Mr. Eger has served as the Chief Executive Officer and member of the Board of Directors of Rewards Network Establishment Services, Inc., which helps restaurants increase their revenue, traffic, and customer engagement through their innovative financial and marketing services. From December 2013 through January 2017, Mr. Eger served as the President and Chief Executive Officer of OANDA Corporation, a leader in online foreign exchange and over-the-counter commodities and indices trading services. From 2009 to 2013, he served as a Senior Vice President and General Manager for the Americas at PayPal, Inc., and as an advisor to the CEO at eBay Corporation. From 1999 to 2009, Mr. Eger held various management positions with Citigroup and last served as the CEO for its International Cards Business. Prior to joining Citigroup, his experience included various business management positions with Advanta, Standard Chartered Bank, Wells Fargo, and McKinsey & Company. From September 2013 to February 2015, he served on the Board of Directors at Digital River, Inc., a Nasdaq traded e-commerce and payment provider, which was sold to Siris Capital.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Eger is a leader in the payments and consumer transactions sectors, with over 25 years of experience, and has extensive knowledge of international business. He is a seasoned international payments executive with deep financial services, management, branding, and risk management experience. We believe Mr. Eger’s extensive knowledge and leadership experience brings valuable perspective to the Board and the Compensation Committee.

Linda T. Hollembaek

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Senior Vice President, Integration Management Officer of Lexmark International, Inc. (Retired)	60	New Nominee	N/A	None	None	✓Business operations ✓Corporate transformation ✓International operations ✓Leadership - former senior executive ✓Supply chain management

Biography

Linda T. Hollembaek, age 60, recently retired as Senior Vice President, Integration Management Officer of Lexmark International, Inc., a multifaceted technology company that delivers innovative imaging solutions and services to business and consumers worldwide. Ms. Hollembaek served in that role from 2016 until 2017. From 1999 to 2016, Ms. Hollembaek served in other management positions with Lexmark, including Vice President, Global Supply Chain Operations, and Vice President, General Manager of World Wide Services Operations. From 1996 to 1999, she served as Vice President, Sales & Operations, North America, at Danka Services International, one of the world’s largest independent suppliers of office imaging equipment and related services, parts, and supplies. From 1980 to 1996, she held various management positions with Eastman Kodak Company and last served as Vice President, Sales and Operations, North America.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Ms. Hollembaek brings expertise to the Board on supply chain management, corporate transformation, international operations, and Asia-Pacific markets. We believe her knowledge and leadership experience in these areas will enable her to contribute significant value to our Board.

Continuing Directors

The members of our Board continuing in office as Class I Directors, elected to serve until the 2020 Annual Meeting, are as follows:

Eddie Capel

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
President and CEO of Manhattan Associates, Inc.	57	2012	2020	None	None

✓Business operations

✓Business development and corporate transactions

✓Insider’s knowledge of day-to-day operation of the Company

✓Leadership - current CEO

✓Supply chain management

✓Technology and software industries

Biography

Eddie Capel, age 57, has served as our President and Chief Executive Officer since January 1, 2013. Prior to that, beginning in July 2012, Mr. Capel served as our President and Chief Operating Officer. Also in July 2012, the Board elected Mr. Capel to the Board as a Class I director. Prior to becoming our President, Mr. Capel served as Executive Vice President and Chief Operating Officer since January 12, 2011. Previously, Mr. Capel served as our Executive Vice President—Global Operations from January 2009 to January 2011. In this capacity, Mr. Capel was responsible for the Company’s global product management, research and development, and customer support functions. From January 2008 through January 2009, Mr. Capel served as our Executive Vice President—Global Product Management and Customer Services. From January 2005 to January 2007, Mr. Capel served as our Senior Vice President—Global Product Management and Global Customer Services and from January 2004 through January 2005 as our Senior Vice President Product Management. Prior to January 2004, he held various other positions with the Company. Prior to joining Manhattan Associates in June 2000, Mr. Capel held various positions at Real Time Solutions, including chief operations officer and vice president, operations. He also served as director, operations, with Unarco Automation, an industrial automation/robotics systems integrator. Prior to joining Unarco, Mr. Capel worked as a project manager and system designer for ABB Robotics in the United Kingdom.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

As our President and Chief Executive Officer, Mr. Capel’s insider and industry perspectives, and knowledge of the Company’s day-to-day operations, enable him to work with the Board and provide essential leadership in strategy development and implementation, allocation of company resources, and communication with the Company’s various stakeholders and audiences.

Charles E. Moran

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Chairman and CEO of Skillsoft Corporation (Retired)	63	2017	2017	✓Nomination & Governance	None	✓Accounting and finance ✓Business strategy and operations ✓Corporate governance ✓Leadership - former CEO ✓Technology and software industries

Biography

Charles E. Moran, age 63, has served as a member of our Board since May 2017. Mr. Moran retired as the Chairman and Chief Executive Officer of Skillsoft Corporation, a leading global provider of cloud-based learning and talent management solutions.

Mr. Moran held those positions from 1998 to 2015 and remained on as the Chairman from 2015 to 2016. From 1995 to 1997, Mr. Moran served as the President and Chief Executive Officer of NETg, a subsidiary of National Education Corporation, and a provider of computer-based training for IT professionals. From 1993 to 1994, he served as the Chief Operating Officer and Chief Financial Officer of SoftDesk, a leading Architecture, Engineering and Construction/Computer-Aided Design software application company, which was acquired by Autodesk. From 1992 to 1993, he served as the President of Sytron Corp, a data management software subsidiary of Rexon, Inc. From 1989 to 1992, he was Vice President of Sales and Marketing at Insite Peripherals, a manufacturer of floppy disk drives. Prior to joining Insite Peripherals, his experience included various business management positions with Archive Corporation, Florida Data, and Hamilton-Avnet Corporation. From 2009 to 2014, Mr. Moran served on the Board of Directors at Higher One, Inc., a leading payment technology provider for higher education. From 1997 to 2001, he served on the Board of Directors at Workgroup Technology, a client/server product data management solution.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Moran brings expertise to the Board on digital transformation, cloud and SaaS business models, and cybersecurity. A well-rounded executive, Mr. Moran grew up in sales, proved his financial acumen through his time as a Chief Financial Officer, and is recognized as an outstanding strategist and operator. We believe Mr. Moran’s extensive background and knowledge in technology and consulting, and his leadership experience as a corporate executive, make him well-suited to continue to add value to the Company’s Board.

The members of our Board continuing in office as Class III Directors, elected to serve until the 2019 Annual Meeting of Shareholders, are as follows:

John J. Huntz, Jr.

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Managing Director of Huntz & Co., LLC	67	1999	2018	✓Audit (Chair) ✓Compensation ✓Nomination & Governance	None	✓Accounting and finance ✓Business development and corporate transactions ✓Business operations ✓Corporate governance ✓Leadership - current Chairman

Biography

John J. Huntz, Jr., age 67, has served as a member of our Board since January 1999 and as Chairman of our Board since May 2003. Mr. Huntz has more than 30 years of private equity, venture capital, and operational experience. Since 2013, Mr. Huntz has served as Managing Director of Huntz & Co., LLC, a venture advisory firm. He also serves on several early stage technology and healthcare ventures and is an Advisor to Balentine, an Atlanta based wealth management firm. From 2005 to 2013, Mr. Huntz served as Executive Director, Venture Capital Investments, of Arcapita, Inc., and from 2009 to 2013, served as its President. From 2006 until 2010, Mr. Huntz also served as a director and Chairman of the Audit Committee of CardioMEMS, Inc., and then until 2014, he served as its Chairman of the Board. CardioMEMS was acquired by St. Jude Medical in 2014. From 1994 through 2005, Mr. Huntz worked at the Fuqua Companies, most recently as Managing Director of Fuqua Ventures. Mr. Huntz also served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., (NYSE) a public company.

Mr. Huntz’ prior experience includes, from September 1989 to January 1994, serving as Managing Partner of Noble Ventures International, a private equity firm. From 1984 to 1989, Mr. Huntz provided financial and investment management consulting as Director of Capital Resources for Arthur Young & Company, and from 1979 to 1984, he was an investment professional at Harrison Capital, a private equity investment subsidiary of Texaco. Mr. Huntz has also served as a Board member for the National Venture Capital Association, and the SEC’s Small Business Capital Formation Task Force Executive Committee. He founded and leads the Southern Capital Forum and is an Advisory Board member of the Metro Atlanta Chamber of Commerce, past Chairman of the Georgia Logistics Innovation Council, and a member of the Board of Georgia Advanced Technology Ventures (Georgia Tech). He also is on the Piedmont Hospital Foundation Board and has served in numerous other business and community organizations.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Huntz has over 30 years of both private and public company operating and leadership experience, and has served on numerous boards. In addition, he has extensive financial industry experience through his private equity and venture capital work. We believe Mr. Huntz’s extensive experience, his operational, leadership and finance expertise, and his business and community prominence make him well suited to be our Chairman of the Board and our Audit Committee Chairman. Our Board has determined Mr. Huntz is an “audit committee financial expert” as defined in SEC rules.

Thomas E. Noonan

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
Partner of TechOperators, LLC and Chairman of TEN Holdings, LLC	57	1999	2019	✓Audit ✓Compensation (Chair)	✓International Exchange, Inc.	✓Accounting and finance ✓Business operations ✓Corporate governance ✓Leadership - current Partner ✓Technology and software industries

Biography

Thomas E. Noonan, age 57, has served as a member of our Board since January 1999. Since 2008, Mr. Noonan has served as a Partner of TechOperators, LLC, an early stage technology investment firm that he founded. Since 2013, he has served on the Board of Directors of Ionic Security Inc., a data security company funded by TechOperators. Mr. Noonan became Executive Chairman of Ionic Security in January 2016. He is also Chairman of TEN Holdings, LLC, a diversified family office investment company. From July 2013 until November 2015, Mr. Noonan served as Senior Director and General Manager for the EnergyWise product group at Cisco Systems, which in July 2013, had acquired JouleX, a company founded by Mr. Noonan, which was a leading innovator in network-based enterprise management. Since 2010, Mr. Noonan had served as President and Chief Executive Officer of JouleX. Mr. Noonan also co-founded Endgame Security, the leading provider of software solutions to the U.S. Intelligence Community and Department of Defense, where he currently serves on the Board of Directors. From November 2006 until February 2008, Mr. Noonan served as the General Manager of IBM Internet Security Systems, a division of IBM providing information technology system security products and services. Mr. Noonan served as the President and member of the Board of Directors of Internet Security Systems, Inc., since May 1995, and as its Chief Executive Officer and Chairman from November 1996 until its acquisition by IBM in November 2006. Prior to joining Internet Security Systems, Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from October 1994 until April 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software. Mr. Noonan also serves on the boards of Intercontinental Exchange, Children’s Healthcare of Atlanta, and the Georgia Tech Foundation, and is on the National Infrastructure Advisory Council.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Noonan brings to the Company many years of experience in senior management in the software industry, including as co-founder, Chairman, President, and Chief Executive Officer of a public software company. We believe his entrepreneurial, executive management, and software industry experience is an indispensable resource to the Board. His executive experiences, in which he has dealt with public company compensation plan design and implementation, qualify him well to continue to chair our Compensation Committee. Mr. Noonan familiarity and experience with corporate accounting and finance matters within public companies qualify him to continue service on our Audit Committee. Our Board has determined he is an “audit committee financial expert” as defined in SEC rules.

John H. Heyman

Primary Occupation	Age	Director Since	Current Term Expires	Board Committees	Other Public Company Boards	Director Qualification Highlights
CEO of SnapAV and Partner of Actuate Partners, LLC	56	2016	2019	✓Audit	None	✓Accounting and finance ✓Business operations ✓Corporate governance ✓Leadership - current CEO ✓Technology and software industries

Biography

John H. Heyman, age 56, has served as a member of our Board since May 2016. Mr. Heyman is Chief Executive Officer of SnapAV, a vertically-integrated distributor of audio-visual products for commercial and home use, and has held that position since January 2015. Since 2011, Mr. Heyman has been a partner of Actuate Partners, LLC, a firm which he co-founded in 2011, and which provides equity funding and consulting to companies in the technology industry, including software, SaaS, and tech-enabled services. Since 2012, he has served on the Board of Influence Health, Inc., which provides software and services to healthcare marketers and clinicians, and served as its executive chair from 2013-2014. From 1995 to 2011, Mr. Heyman was an executive with Radiant Systems, Inc., a leading provider of software, hardware, and consulting services to the retail and hospitality industries. During that period, he was CEO from 2003 to 2011, when the company was sold, and CFO from 1995 to 2002. Earlier in his career, Mr. Heyman served as a public accountant with accounting firm Arthur Andersen, having received his CPA certification in 1985.

Experience, Skills and Qualifications of Particular Relevance to Manhattan Associates

Mr. Heyman has over 20 years of experience in senior and executive management of software enterprises, including under traditional licensing models and cloud-based and other recurring revenue models. While CEO of Radiant Systems, he oversaw the significant growth of Radiant through expansion into new markets and geographies, launching numerous new products, and acquisitions of over 15 companies, both domestic and international. We believe Mr. Heyman’s broad background in technology and consulting, his substantial experience in development and distribution of software and consulting services for the retail industry, and his leadership success as a corporate executive, make him well-suited to add value to the Company’s Board. Mr. Heyman’s public accounting background and his experiences dealing with accounting and finance matters as a public company CEO qualify him well to continue service on our Audit Committee. Our Board has determined Mr. Heyman is an “audit committee financial expert” as defined in SEC rules.

Majority Vote Resignation Policy for Director Elections

The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will be duly elected, the Board has adopted a Majority Voting Director Resignation Policy (the “Resignation Policy”) applicable to nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election for Directors. The Resignation Policy requires that a nominee not receiving a majority affirmative vote in an uncontested election promptly tender to the Board or its Chair their resignation from the Board and committees on which that Director serves. The resignation may be conditioned upon Board acceptance. If it is not so conditioned, the resignation must specify that it is effective immediately on delivery.

A “majority affirmative vote” means that the votes cast “for” a nominee’s election exceed those “against,” with abstentions and broker non-votes not being considered “votes cast.”  You have been provided with options to vote “for” or “against” each Director nominee, and also to “abstain” from voting on a particular nominee.  However, neither a vote “against” a Director nominee, nor an abstention, affects whether a Director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote).  But a vote “against” a Director is considered in determining whether a Director who is elected has received a “majority affirmative vote” for purposes of the Resignation Policy (as noted above, an abstention does not affect the Resignation Policy-related determination).

If a Director nominee elected to the Board fails to receive a majority affirmative vote and tenders a conditional resignation to the Board, the Nomination and Governance Committee of the Board will consider their resignation, including any information provided by that Director, and within 60 days of the shareholder meeting at which that Director failed to receive a majority affirmative vote, will recommend to the full Board what action to take on the Director’s resignation. The Committee may recommend, among other things, acceptance or rejection of the resignation, delayed acceptance pending the recruitment and election of a new Director, or rejection of the resignation in order to address the underlying reasons for the Director’s failure to receive the majority affirmative vote of the shareholders. The policy provides for the Board to act on the Committee’s recommendation within 90 days following the shareholder meeting.

In considering a conditional resignation, the Committee and the Board may consider those factors they deem relevant, including but not limited to the underlying reasons for the failure of the Director to receive a majority affirmative vote, the tenure and qualifications of the Director, the Director’s past and expected future contributions, other policies, and the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet legal or stock market requirements.

Following the Board’s decision, the Company will publicly announce the Board’s decision regarding any conditional resignation. A resigning Director cannot participate in Committee or Board decisions regarding their resignations, except in certain cases where multiple Directors have failed to receive majority affirmative votes, which circumstances are described in the full policy posted in the Investor Relations section of our web site at www.manh.com. The preceding summary of the policy is qualified in its entirety by reference to the full policy.

Board Independence and Meetings

The Board currently consists of seven members, all of whom, with the exception of Mr. Capel, our President and Chief Executive Officer, have been determined by the Board to be “independent” as that term is defined under the corporate governance rules of The Nasdaq Stock Market. In compliance with Nasdaq corporate governance rules, the independent Directors of the Company conduct regularly scheduled meetings without the presence of non-independent Directors or management. The Board’s standing independent committees also regularly meet without management present. During the fiscal year ended December 31, 2017, the Board held five meetings. All the incumbent Directors attended at least 75% of the aggregate total number of Board meetings and meetings of Committees on which they served that occurred during the portion of fiscal year 2017 during which each served as a Director. Our Directors are invited to the Annual Meeting of Shareholders, and two Directors attended our 2017 Annual Meeting.

Board Committees

The Board maintains three permanent committees:  Audit Committee, Compensation Committee, and Nomination and Governance Committee. The Board has adopted charters for the committees, which can be found in the Investor Relations section of our web site at www.manh.com.

The following table provides membership including independency and meeting information for each committee during 2017.

Committee Memberships
Name	Independent	Audit	Compensation	Nomination & Governance
Eddie Capel	No
Edmond I. Eger III	Yes		✓
John H. Heyman	Yes	✓
John J. Huntz, Jr.	Yes	Chair	✓	✓
Charles E. Moran	Yes			✓
Thomas E. Noonan	Yes	✓	Chair
Deepak Raghavan	Yes			Chair
2017 Meetings		4	6	4

Audit Committee

During 2017, the Audit Committee consisted of Messrs. Huntz, Heyman, and Noonan. Mr. Huntz serves as Chairman of the Audit Committee. The Board has determined that each member of the Audit Committee meets the additional Nasdaq independence and financial literacy requirements for Audit Committee members, as well as the SEC’s Audit Committee independence standards. Further, the Board has determined that Messrs. Huntz, Heyman, and Noonan are “audit committee financial experts,” as defined by SEC rules. Among other responsibilities, the Audit Committee recommends to the Board the selection of our independent registered public accounting firm, reviews the scope and results of the audit, reviews with management our internal controls and periodic financial statements, and approves of the inclusion of our audited financial statements in our Annual Report on Form 10-K to be filed with the SEC. The Audit Committee also reviews and discusses with management and our auditors major financial risk exposures and those steps management has taken to monitor and control those exposures. During the fiscal year ended December 31, 2017, the Audit Committee met four times.

Compensation Committee

During 2017, the Compensation Committee consisted of Messrs. Noonan, Eger, and Huntz. Mr. Noonan serves as Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee meets the additional Nasdaq independence requirements for members of compensation committees. The Compensation Committee approves the compensation of our executive officers, including the Chief Executive Officer, reviews compensation plans for our non-employee Board members, officers, and other key executives, and makes recommendations concerning those matters to the Board. The Compensation Committee also administers our equity incentive programs and establishes the terms of our granted under these plans. During the fiscal year ended December 31, 2017, the Compensation Committee met six times.

Nomination and Governance Committee

During 2017, the Nomination and Governance Committee (the “Governance Committee”) consisted of Messrs. Raghavan, Huntz, and Moran. Mr. Raghavan serves as Chairman of the Governance Committee. The Governance Committee recruits outstanding individuals to serve on our Board and recommends to our Board the slate of Director nominees to stand for election at our annual meetings of our shareholders. The Governance Committee also recommends Directors for appointment to our Board Committees and oversees our periodic formal Board and Committee assessment process, including oversight of post-assessment improvements. During the fiscal year ended December 31, 2017, the Governance Committee met four times.

In accordance with the provisions of our Bylaws, our shareholders may directly nominate prospective Director candidates by delivering to our Corporate Secretary certain information about the nominee not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of that meeting is made. The Governance Committee has not adopted a formal policy with regard to consideration of any Director candidate proposed by shareholders for inclusion in the Board’s slate. The Governance Committee believes such a policy is not necessary or appropriate because of our shareholders’ ability to directly nominate Director candidates for the Board.

In identifying qualified individuals to become members of the Board, the Governance Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Governance Committee (i) considers factors such as the individual’s experience, integrity, competence, skills, and dedication in the context of the needs of the Board, (ii) seeks to recruit from a diverse pool, considering diversity factors such as gender, race, ethnicity, age, and occupation, and (iii) takes reasonable steps to include meaningful representation in the candidate pool of women and minorities. The Governance Committee generally identifies Director nominees through the personal, business, and organizational contacts of existing Directors and management, but also may use a variety of other sources to identify Director nominees, including third-party search firms, counsel, advisors, and shareholder recommendations. The composition of our current Board reflects diversity in business and professional experience and skills.

In connection with the nomination of Ms. Hollembaek for election to the Board at our 2018 Annual Meeting, an executive search firm contacted the Company and recommended the Company consider whether Ms. Hollembaek might be a good candidate to serve on the Board. The Company did not pay any fee to JamesDruryPartners in connection with their recommendation of Ms. Hollembaek.

Board Leadership Structure

Our Bylaws allow, but do not require, our Board to appoint an officer or a non-executive to the position of Chairman of our Board. Our Board has chosen to separate the positions of Chairman and Chief Executive Officer. Currently, John J. Huntz, Jr., a non-employee independent Director, serves as Chairman and Eddie Capel serves as our President and Chief Executive Officer. We believe separating these positions allows our Chief Executive Officer to focus more on our day-to-day business and other traditional CEO roles, while allowing the Chairman to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board believes that having separate positions and having an independent outside Director serve as Chairman currently is the appropriate leadership structure for Manhattan Associates.

Code of Ethics

Our Board has adopted a Global Ethics and Compliance Code that is applicable to all members of our Board, our executive officers, and our employees. The Code appears in the Investor Relations section of our web site at www.manh.com. If, in the future, we amend, modify, or waive a provision in the Code, we may, rather than file a Form 8-K, satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting that information on our web site.

Risk Management

While we believe risk management is the responsibility of every employee, senior management is ultimately accountable to our Board and shareholders for risk management. Senior management is responsible for the day-to-day management of our risks, while our Board, including through its Committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. Our Board also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Our Board believes that full and open communication between management and our Board is essential for effective risk management and oversight. Our Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, competitive, and reputational risks. Additionally, senior management is available to address any questions or concerns raised by our Board on risk management-related and any other matters.

While our Board is ultimately responsible for risk oversight at the Company, our three Board Committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our Directors, and corporate governance. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, and succession planning for our executive officers.

In keeping with its responsibilities, the Compensation Committee has evaluated potential risks arising from the Company’s compensation policies and practices for all employees, and concluded that any such risks are not reasonably likely to have a material adverse effect on the Company. Among other possible risks, the Compensation Committee considered risks related to the consolidated revenue and adjusted earnings per share components of our 2017 incentive compensation plans. In reaching its conclusion, the Compensation Committee reviewed and considered various factors, including the following:

✓	Our incentive compensation plans include short-term annual cash incentives for all participants and long-term equity incentives for upper management;
✓	Our long-term equity incentives include both performance-based and service-based awards;
✓

Our short-term annual cash incentives and our long-term performance-based equity incentives use revenue and adjusted earnings per share as performance objectives, with minimum to maximum range criteria (threshold, target, maximum) providing a pay-for-performance opportunity with zero payout potential below threshold and maximum payout opportunity above target capped at a specific level; and

✓	Our Compensation Committee reviews and approves performance criteria and related target levels and performance payout amounts for actual results before incentives are paid.

Director Compensation

During 2017, each non-employee member of the Board of Directors received cash and equity compensation in accordance with the Company’s annual compensation program for non-employee directors. In accordance with that program, our non-employee Chairman received an annual cash retainer of $150,000, payable in monthly installments on the first business day of each month. The other non-employee members of our Board each received an annual cash retainer of $50,000 payable in quarterly installments on the first business day of each quarter. In addition to those retainers, the Chairman of each of the Audit Committee and the Compensation Committee received an annual cash retainer of $20,000, and the Chairman of the Nomination and Governance Committee received an annual cash retainer of $10,000. Each member of a Committee who was not the Committee Chairman received an additional cash retainer for service on that Committee, with those retainers being $10,000, $7,500, and $5,000 for the Audit, Compensation, and Nomination and Governance Committees, respectively. On the date of the 2017 Annual Meeting of Shareholders, each non-employee Director was awarded 3,600 restricted stock units (“RSUs”). That number of RSUs was based on a grant value of $168,840. The RSUs vest on the earlier of the first anniversary of the date of grant or the next Annual Meeting of Shareholders, provided that the Director remains in continuous service on the Board through that date. Upon vesting, each RSU will be settled with one share of Common Stock.

The following table sets forth, for the year ended December 31, 2017, the total compensation earned by our non-employee members of the Board of Directors.

2017 Director Compensation Table
Name (1)	Fees Paid In Cash		Stock Awards(2)	Total
John J. Huntz, Jr.	$182,500		$168,840	$351,340
Thomas E. Noonan	80,000		168,840	248,840
John H. Heyman	60,000		168,840	228,840
Deepak Raghavan	60,000		168,840	228,840
Edmond I. Eger III	57,500		168,840	226,340
Charles E. Moran	34,148	(3)	168,840	202,988
Brian J. Cassidy (4)	23,867		-	23,867

____________

(1)

Mr. Capel, our employee Director, does not receive any compensation for his service as a member of the Board of Directors. Mr. Capel’s compensation during 2017 is reflected in the Summary Compensation Table on page 35.

(2)

This column represents the aggregate grant date fair value of the Common Stock awarded in 2017 in accordance with the stock compensation topic in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (the “Codification”) Topic 718. These award fair values have been determined based on the closing market price of the Company’s Common Stock on the date of grant.

(3)	Mr. Moran was appointed as a Director and became a member of the Nomination and Governance Committee in May 2017.
(4)	This table includes amounts paid to Mr. Cassidy prior to the expiration of his term as a Class I Director in May 2017.

The following table summarizes the equity awards made to the non-employee members of our Board that were outstanding and unvested as of December 31, 2017.

Non-Employee Directors' Outstanding Stock Awards as of December 31, 2017
Name	Number of Shares Subject to Restricted Stock Units
John J. Huntz, Jr.	3,600
Thomas E. Noonan	3,600
John H. Heyman	3,600
Deepak Raghavan	3,600
Edmond I. Eger III	3,600
Charles E. Moran	3,600

Share Ownership Guidelines

The Compensation Committee and the Board believe that each non-employee director and executive officer should have a meaningful personal investment in the Company, which is intended to further align the interests of our directors and executive officers with the long-term interests of our shareholders.  Accordingly, in February 2018, the Company adopted share ownership guidelines for both non-employee directors and executive officers of the Company. Under the share ownership guidelines, each non-employee director is expected to own shares of Common Stock with a market value equal to at least two times such director’s annual base cash retainer. This requirement must be met within five years of becoming a director or the adoption of the policy, whichever is later

Further, for the Company’s executive officers, the stock ownership guidelines are a multiple of annual base salary, as follows:

Executive Officer Title	Salary Multiple
Chief Executive Officer	4x
Chief Financial Officer	2x
Senior Vice President, Americas	2x
Chief Legal Officer	1x
Chief Accounting Officer	1x

This requirement must be met within five years of becoming subject to the guidelines or the adoption of the policy, whichever is later.

Related Party Transactions

The Company’s Global Ethics and Compliance Code, which is available in the Investor Relations section of our web site at www.manh.com, and which includes our conflicts of interest policy, provides generally that the Company’s Directors, officers, and employees must avoid any personal, financial, or family interest that could keep that person from acting in our best interest. In general, the Chief Legal Officer, who serves as the Company’s Chief Compliance Officer, must approve of exceptions to the policy as written. In addition, the Company has an unwritten policy requiring approval by the Audit Committee or the independent members of the Board of exceptions for conflicts involving Directors or executive officers.

Since the beginning of fiscal year 2012, the Company has not been a participant in any related-party transaction requiring disclosure pursuant to Item 404 of the SEC’s Regulation S-K, and no such transaction is currently proposed.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

FIVE PERCENT BENEFICIAL OWNERS OF COMPANY STOCK

The following table sets forth the amount and percent of shares of Common Stock held by holders that are deemed under SEC rules to be “beneficially owners” of more than 5% of the outstanding shares of Common Stock as of March 5, 2018, unless a different date is noted below.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Eaton Vance Management (2)	8,138,354	12.09%
Brown Capital Management, Inc. (3)	7,845,670	11.66%
BlackRock, Inc. (4)	5,805,906	8.63%
The Vanguard Group (5)	5,756,656	8.55%
Neuberger Berman Group LLC (6)	5,268,639	7.83%

_____________

(1)	The percentage beneficially owned is based on 67,314,621 shares outstanding as of March 5, 2018.
(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2018, by Eaton Vance Management, an investment adviser. The address of Eaton Vance Management is 2 International Place, Boston, MA 02110.
(3)

Based on a Schedule 13G/A filed with the SEC on February 14, 2018 by Brown Capital Management, LLC. All of these shares of Common Stock are owned by various investment advisory clients of Brown Capital Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than Brown Capital Management, LLC have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the class. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.

(4)

Based on a Schedule 13G/A filed with the SEC on January 25, 2018, by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of the Company. No one person’s interest in the Common Stock of the Company is more than five percent of the total outstanding common shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based on a Schedule 13G/A filed with the SEC on February 9, 2018, by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 33,064 shares of the Company’s Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 14,207 shares of the Company’s Common Stock as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)

Based on a Schedule 13G/A filed with the SEC on February 15, 2018 by Neuberger Berman Group LLC. Neuberger Berman Group LLC and its affiliates may be deemed to be beneficial owners of securities for purposes of Exchange Act Rule 13d-3 because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of the Company’s Common Stock. With regard to 5,235,844 of these shares, Neuberger Berman Group LLC may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain, dispose of and vote the securities. In addition to the holdings of individual advisory clients, Neuberger Berman Investment Advisers LLC serves as investment manager of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares. The holdings belonging to clients of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC are also aggregated to comprise these holdings. In addition to the foregoing for which Neuberger entities also have shared power to dispose of the shares, 5,268,639 of these shares also includes shares from individual client accounts over which Neuberger Berman Investment Advisers LLC has shared power to dispose but does not have voting power over these shares. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC, are also aggregated to comprise the holdings referenced herein. The address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, NY 10104.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the amount and percent of shares of Common Stock that, as of March 5, 2018, unless a different date is noted below, are deemed under SEC rules to be “beneficially owned” by (i) each member of the Board and each nominee to become a member of the Board, (ii) the Chief Executive Officer, the Chief Financial Officer, and the other executive officers identified as the “named executive officers” in the Summary Compensation Table appearing in this Proxy Statement, and (iii) all Directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Eddie Capel	181,017	*
Edmond I. Eger III	8,359	*
John H. Heyman	6,420	*
Linda T. Hollembaek	-	*
John J. Huntz, Jr.	74,391	*
Charles E. Moran	3,600	*
Thomas E. Noonan	133,253	*
Deepak Raghavan	31,641	*
Dennis B. Story	79,340	*
Bruce S. Richards	34,160	*
Robert G. Howell	97,895	*
Linda C. Pinne	17,505	*
All executive officers and directors as a group (11 persons)	667,581	*

_____________

*	Less than 1% of the outstanding Common Stock.
(1)

The percentage beneficially owned is based on 67,314,621 shares outstanding as of March 5, 2018.  Unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the non-employee members of our Board of Directors and executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of initial statements of ownership and statements of changes in ownership of such stock with the SEC. Directors, executive officers, and persons owning beneficially more than 10% of the Common Stock are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file with the SEC. To the Company’s knowledge, based solely on the information furnished to the Company, all Directors, executive officers, and 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2017, except inadvertent late Form 4 reports filed on March 2, 2017 by each of Messrs. Capel, Howell and Richards and Ms. Pinne of one transaction exempt from liability under Section 16(b) of the Securities Exchange Act relating to the determination of performance-based restricted stock unit awards on January 26, 2017.

EXECUTIVE COMPENSATION

Proposal 2 – Resolution to Approve Named Executive Officer Compensation

Prior to voting on proposal 2, the Board recommends our shareholders review and consider our executive compensation philosophy, policy and practices, all of which are summarized below and discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 24.

background

The Board believes our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation opportunities based on our performance against specified financial performance objectives.

While your vote is advisory and will not be binding on the Board, the Compensation Committee, or the Company, we strive to align our executive compensation programs with the interests of our long-term shareholders. As they do every year, the Board and the Compensation Committee will take into account the outcome of this year’s Say-on-Pay vote when considering future compensation actions and decisions.

say-on-pay proposal

The Board believes that our named executive officers’ compensation is essential in attracting and retaining the high caliber of executive talent necessary to drive our business forward and build sustainable value for our shareholders. Accordingly, we are asking our shareholders to vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures).”

Effect of say-on-pay vote

As indicated above, the vote on Proposal 2 is advisory and will not be binding on the Board, the Compensation Committee, or the Company. However, the Board values your opinions as expressed through your votes and other communications, it and our Compensation Committee will carefully review the 2018 Say-on-Pay voting results to better understand any issues or concerns you may have with our executive compensation. Shareholders who want to communicate with our Board on executive compensation or other matters should refer to “Communication with the Board of Directors” on page 45 of this Proxy Statement for additional information.

✓

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated Executive Officers of the Company during 2017 (the “named executive officers”). These individuals are listed in the following table.

Name	Title	Page Number for Biography
Eddie Capel	President and Chief Executive Officer ("CEO")	12
Dennis B. Story	Executive Vice President, Chief Financial Officer, and Treasurer (“CFO”)	40
Bruce S. Richards	Senior Vice President, Chief Legal Officer, and Secretary	40
Robert G. Howell	Senior Vice President, Americas Sales	41
Linda C. Pinne	Senior Vice President, Global Corporate Controller, and Chief Accounting Officer	41

This Compensation Discussion and Analysis describes the material elements of our 2017 executive compensation program. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our Compensation Committee arrived at the specific compensation decisions for our executive officers, including the 2017 named executive officers, including the key factors the Compensation Committee considered in determining their compensation.

EXECUTIVE SUMMARY

We believe 2017 was a year of substantial progress in positioning the Company for future long-term growth.

Among our accomplishments we:

Continued to invest in innovation and sought to expand our total addressable market

✓	Mid-year 2017, we delivered an entirely new, cloud-native architecture platform and full suite of Manhattan ActiveTM solutions.
✓

Manhattan Active Solutions should provide meaningfully differentiated innovation and opportunity for Manhattan in new markets including Omnichannel, Point of Sale, and Customer Relationship Management.

✓	We invested $58 million in R&D, up 5%, and plan to continue to accelerate investment in 2018.

Executed in a business transition and challenging retail macro environment

✓	Total revenue was $595 million, down 2%, reflecting a weak retail macro environment and our transition to cloud; EPS of $1.87 was flat versus 2016.
✓	Customer retention rates were well above 90%+ and 40% of Software sales were with net new customers.
✓	With our mid-year Manhattan Active Omni Cloud launch, cloud revenue increased from 7% of total software revenue in 2016 to 12% in 2017.
✓	Recurring revenue as a percentage of total revenue, excluding hardware, rose from 24% in 2016 to 28% in 2017.
✓	2017 GAAP operating margin of 31% ranked 2nd best across our relative peer comparison group.

Maintained capital discipline and financial capacity

✓	We closed 2017 with $126 million in cash and cash equivalents and zero debt; we have never borrowed in the history of the Company.
✓	Operating cash flow was a record $164 million, up 18% versus 2016.
✓

We invested $125 million in share repurchases, lowering our common shares outstanding (“CSO”) 4% over the prior year; over the last decade we have invested $900 million in share buybacks, lowering CSO 32%.

Our 2017 performance was influenced by delays in large investments in supply chain software by retail customers coupled with accelerated market adoption of our cloud-based subscription services, and its correlative negative effect on up-front revenue recognition when compared to traditional perpetual software licenses. As a result, we did not achieve our consolidated revenue objective for our annual cash bonus program and the performance-based component of our long-term equity (restricted stock unit) program, resulting in a reduced payout of 49% of the target payout to the named executive officers for our annual cash bonus program and a 0% payout to the named executive officers for our 2017 performance-based long-term equity program grants.

Our total shareholder return (“TSR”) for 2017 was negative seven percent (-7%). Based on the Company’s stock price at December 31, 2017, our CEO’s compensation was down 43%, and our NEO’s compensation collectively down 37% versus their 2017 compensation targets. Despite our TSR, the Board of Directors believes that the Company made substantial progress toward positioning the Company for long-term success, expanding its addressable market through meaningfully differentiated investment in innovation, positioning Manhattan Associates for potential long-term sustainable growth.

CEO Target Versus Realizable Compensation

The “Target” bars represent Mr. Capel’s base salary, target annual cash bonus, and grant-date target value of long-term incentive compensation awards for 2015, 2016, and 2017. The “Realized” bars represent, as a percentage of target, the total of each year’s base salary paid, annual cash bonus earned and long-term incentive award value as of December 31, 2017.

(1)	TSR represents total shareholder return in 1 year (2017); 2 years (2016 and 2017); and 3 years (2015, 2016, and 2017), respectively.
(2)

This column represents realizable CEO compensation versus target over the comparable TSR period. The realizable CEO compensation represents the accumulation of each period’s base salary paid, annual cash bonus, and long-term incentive award value as of December 31, 2017.

Mr. Capel’s accumulated compensation for the past three years had an intended grant-date value of approximately $12.7 million. Based on the Company’s stock price at December 31, 2017 and the Company’s performance for the past three years, the realizable value of this compensation was approximately $10.4 million, which was 18% below their intended target value. By design, our executive compensation program will not deliver intended target value unless the Company meets or exceeds the financial performance targets.

Our Compensation Philosophy

We are committed to a philosophy of pay-for-performance for our executives. Our executive compensation program is designed to achieve three primary objectives:

1.

Pay-for-Performance. Align actual compensation realized by our executive officers with achievement of our short-term and long-term business strategies, improving operational performance and stockholder return.

2.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executive officers and motivate them to perform at their highest level.
3.

Shareholder Value Creation. Structure compensation through base salary, annual cash bonus opportunities, and a combination of service-based and performance-based equity awards, to promote increased shareholder value.

2017 Key Compensation Decisions

Our Compensation Committee’s key decisions for 2017 pertaining to our named executive officers were as follows:

Base Salaries

✓	The base salary of our President and CEO, Mr. Capel, remained the same from his 2016 level.
✓	The base salary of our Senior Vice President, Americas Sales, Mr. Howell increased by 7% from his 2016 level.
✓	The base salaries of the remaining named executive officers increased by 3% from their 2016 levels.

Annual Cash Bonus

✓	Based on our 2017 financial performance, the Company paid 49% of the annual cash bonus target to the named executive officers.

Long-term Incentive Compensation

✓	Based on our 2017 financial performance, the named executive officers did not earn any of the granted performance-based RSUs.

2018 Key Compensation Actions

✓

Amended the executive employment agreements for all named executive officers: eliminated the Company’s insolvency or filing for bankruptcy following a change in control as a constructive termination event, consistent with good governance practices (page 32 for more information).

✓	Adopted non-employee director and executive officer minimum share ownership guidelines (page 19 for more information).

Compensation Policies and Practices

Alignment between Company performance and executive compensation is the cornerstone of our executive compensation philosophy and program design. We also believe our overall governance of executive compensation is sound and reflects many best practices, including:

✓	Separate CEO and Chairman of the Board
✓	The Compensation Committee is composed solely of independent directors
✓	Engagement of an independent compensation consultant
✓	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking for all employee participants
✓	Equity plans that prohibit stock option re-pricing and cash buyouts without shareholder approval for all employee participants
✓	“Double-trigger” change-in-control arrangements
✓	No excise tax gross-ups
✓	Limited executive perquisites
✓	Prohibits all employees from hedging or pledging our securities

In approving compensation arrangements for 2018, the Compensation Committee considered the pay-for-performance results and governance practices highlighted above, as well as the voting result on the 2017 “say on pay” proposal that was in favor of the Company’s executive compensation program.

Compensation of our Chief Executive Officer

Our CEO participates in the same executive compensation programs as our other executive officers, including the other named executive officers. In determining compensation for our CEO, the Compensation Committee considers the same information and factors used in determining compensation for the other named executive officers, except that our CEO does not make a recommendation to the Compensation Committee for his own compensation.

For 2017, the Compensation Committee set Mr. Capel’s annual base salary at $575,000, with a target annual cash bonus opportunity equal to 100% of his base salary. The Company granted Mr. Capel a regular equity award of 47,774 RSUs (50% of which were service-based and 50% of which were subject to performance-based objectives).

Mr. Capel’s accumulated compensation for 2017 had an intended grant-date value of approximately $3.6 million (annual salary, cash bonus and equity compensation). Based on the Company’s stock price at December 31, 2017, and the Company’s performance for the year, the earned value of his award was approximately $2.0 million, which was down 43% from total target compensation value (see chart on page 25). Based on our 2017 revenue and adjusted earnings per share, as defined in our programs, Mr. Capel earned a cash bonus of $281,750, but did not earn any of his 2017 performance-based RSU award.

Determining Executive Compensation

The Role of the Compensation Committee

The Compensation Committee is responsible for determining the compensation of our executive officers, including the named executive officers, and for administering our Stock Incentive Plan. The Compensation Committee currently comprises three non-employee Directors: Messrs. Noonan (Chairman), Eger, and Huntz. The Compensation Committee’s overall objective is to establish a compensation policy that will (i) attract, retain, and reward executives who will and do contribute to achieving our business objectives, (ii) motivate our executive officers to obtain those objectives, and (iii) align the interests of our executive officers with those of our long-term shareholders.

The Role of Compensation Consultant

The Compensation Committee has the authority to retain compensation consultants and other advisors to assist it in performing its duties. In 2017, the Compensation Committee engaged Compensia, Inc., as its compensation consultant. Compensia reports to and is directed by the Compensation Committee. In general, the Compensation Committee directs Compensia to provide periodic updates on market trends and developments, provide relevant and credible market data for assessing pay competitiveness, evaluate the alignment of the design of our executive compensation program with our business strategy, performance outcomes, and competitive pay practices, and participate in Compensation Committee meetings where substantive executive compensation decisions are being made.

In 2017, the Compensation Committee considered the six specific independence factors adopted by the SEC and the Nasdaq Stock Market and determined that Compensia is independent and that its work did not raise any conflicts of interest.

The Role of Senior Management

Our CEO generally makes recommendations to the Compensation Committee regarding compensation for the named executive officers other than himself. Our CFO and Senior Vice President, Human Resources provide support to our CEO with respect to data, analysis, and advice in formulating specific compensation recommendations. The Chief Legal Officer generally attends Compensation Committee meetings, prepares meeting minutes and resolutions, and is available for legal counsel as required.

Competitive Market Data

The Compensation Committee considers competitive market data when making pay determinations for our executive officers, including the named executive officers. This is only one of many factors the Committee considers when making pay determinations, and the Committee does not benchmark or target a precise percentile or pay level relative to this information. Instead, the Compensation Committee uses this information as a general guide to determine if our executive compensation levels in the aggregate and by element are within a reasonable range compared with similar companies.

The precise nature of our competitive market analysis varies each year based on the needs of the Company and the Compensation Committee in making pay determinations. Generally, the Committee evaluates competitive market practices using data drawn from both a group of peer companies and compensation survey data. For purposes of determining 2017 compensation, the Compensation Committee used a peer group comprising the following companies:

Company Name	Company Ticker	Market Cap (30-Day Average) as of September 2017 ($ billion)
Manhattan Associates, Inc.	MANH	2.9
ACI Worldwide, Inc.	ACIW	2.6
Aspen Technology, Inc.	AZPN	4.5
Blackbaud, Inc.	BLKB	4.1
Cornerstone OnDemand, Inc.	CSOD	2.0
Ellie Mae, Inc.	ELLI	2.9
FireEye, Inc.	FEYE	2.6
Guidewire Software, Inc.	GWRE	5.4
MicroStrategy, Inc.	MSTR	1.5
NetScout Systems, Inc.	NTCT	2.9
Paycom Software, Inc.	PAYC	4.2
Paylocity Holding	PCTY	2.4
Pegasystems, Inc.	PEGA	4.4
Proofpoint, Inc.	PFPT	4.0
RingCentral	RNG	3.0
Splunk, Inc.	SPLK	8.8
SPS Commerce	SPSC	1.0
Tableau Software, Inc.	DATA	5.6
Tyler Technologies, Inc.	TYL	6.3
Ultimate Software Group, Inc.	ULTI	5.8

The Compensation Committee annually reviews pay and performance data from the compensation peer group as well as pay data from various compensation surveys. Both the peer group and survey data included companies that were comparable to the Company with respect to revenue level, market capitalization, industry segment, and competitive employment market. The specific peer companies, survey sources, and forms of analysis change from year to year based on the best available data and the key priorities of the Compensation Committee. The Committee considered this information along with other relevant information, such as the Company’s performance and that of each executive officer. Our CEO also presented recommendations to the Compensation Committee for our executive officers (other than himself). No other executive officer has direct input to the Compensation Committee regarding the compensation of the named executive officers.

Shareholder Advisory Vote on Named Executive Officer Compensation

Our Board values your opinions as expressed through votes and other communications with us, it and our Compensation Committee carefully review our annual Say-on-Pay voting results to better understand any issues or concerns you may have with our executive compensation.

In 2017, holders of approximately 72% of our shares of Common Stock voting on our 2017 Say-on-Pay proposal approved of our executive compensation program for our named executive officers, which was lower than our historical average of 98% for 2014 through 2016. The lower approval vote was influenced by a recommendation to vote “against” our 2017 advisory Say-on-Pay proposal because our executive employment agreements with our executive officers included as a constructive termination event the Company’s insolvency or filing for bankruptcy following a change in control. In 2018, consistent with good governance practices, the executive employment agreements were amended to eliminate that constructive termination event.

Principal Elements of Executive Compensation

We compensate our executive officers with a combination of base salary and short-term and long-term incentives designed to focus their efforts on maximizing both our short-term and long-term financial performance. The executive compensation program includes the following: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation in the form of equity awards, and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which the Compensation Committee believes provides a level of compensation roughly equivalent to that paid by companies of similar size and complexity and that balances short-term and long-term performance and reward objectives.

Base Salary

Minimum salaries for the named executive officers are established in their employment agreements. The base salaries of the named executive officers are reviewed annually by the Compensation Committee for adjustment. When establishing base salaries of our executive officers for 2017, the Compensation Committee considered competitive market data (drawn from compensation survey data and the compensation peer group), as well as a variety of other factors, including global macro-economic conditions, market developments, our past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the CEO’s recommendations (other than for his own base salary) and cost-of-living and other local geographic considerations, where applicable. The actual base salaries paid to the named executive officers in 2017 are disclosed in the Summary Compensation Table.

Annual Cash Bonus Program

The following table sets forth each named executive officer’s target annual cash bonus, payout amount, and payout percentage actually earned in 2017.

		2017 Annual Cash Bonus Program Target vs. Payout
Name	Title	Target	Payout	Payout %
Eddie Capel	President, Chief Executive Officer, and Director	$575,000	$281,750	49%
Dennis B. Story	EVP, Chief Financial Officer, and Treasurer	286,000	140,140	49%
Bruce S. Richards	SVP, Chief Legal Officer, and Secretary	179,000	87,710	49%
Robert G. Howell	SVP, Americas Sales	300,000	147,000	49%
Linda C. Pinne	SVP, Global Corporate Controller, and Chief Accounting Officer	82,164	40,261	49%

The purpose of the Company’s annual cash bonus program is to align short-term incentive bonuses with the achievement of annual corporate performance. For all the named executive officers, as well as all other employee participants in the program during 2017, the Compensation Committee used consolidated revenue and adjusted earnings per share (“adjusted EPS”) as the corporate performance measures to determine the bonus payouts. The Compensation Committee believes the combination of consolidated revenue and adjusted EPS creates the proper balance for motivating and rewarding profitable growth in the near-term that will translate into strong returns for shareholders over the long-term. The Compensation Committee excluded individual performance from the bonus measures for all program participants to focus and reward the team for collectively achieving our overall financial objectives.

For 2017, and in accordance with its recent years’ practice, the Compensation Committee weighted the two performance measures (consolidated revenue and adjusted EPS) equally, and for each, established performance ranges with each range having a minimum performance threshold, a target threshold, and a performance maximum. Achievement above the minimum threshold for a performance measure is expressed as a percentage of the target level, and the percentages for the two performance measures are averaged together to determine the annual bonus payout by multiplying that average percentage by the target bonus payout. At- or below-minimum threshold performance for a measure is expressed as 0%, at-target performance is expressed as 100%, and performance at the maximum is expressed as 150%. Achievement between the minimum performance threshold and target, or between target and the performance maximum, is expressed as a percentage determined by linear interpolation. The Company may make interim quarterly bonus payments if interim minimum performance thresholds are exceeded during the course of the year, even if full-year minimum thresholds are not ultimately met. If the annual target levels are exceeded, the executive officers will receive more than their target bonus opportunity in the final quarter of the year, as interim quarterly incentive payouts are capped at 100% of target.

As an example, if the percentages of target achieved for the respective performance measurements (consolidated revenue and adjusted EPS) are 80% and 110%, respectively, and the annual target bonus payout for an executive is $300,000, then the annual bonus payout to that executive would be [(0.80 + 1.10) / 2] x $300,000 = $285,000.

Regarding the establishment of the specific consolidated revenue and adjusted EPS performance measures for 2017, the Compensation Committee reviewed and considered senior management’s proposed 2017 budget, the critical assumptions underlying the budget, and the final budget. In preparing the budget, senior management considered a variety of factors, including but not limited to: global economic trends, supply chain management information-technology investment and growth trends as published by leading industry analysts, the competitive position of our software products, the level of investment in product development to maintain sustainable competitive advantage, and historical financial performance. Senior management considers these factors in the context of the key objective of extending the Company’s position as a leading global supply chain commerce solutions provider by increasing our revenues faster than our competitors.

In setting the consolidated revenue and adjusted EPS performance measures for 2017, the Compensation Committee considered the degree of difficulty and probability of achieving the performance levels. The Committee set these levels so that the relative difficulty of achieving them were consistent with prior years.

For purposes of the 2017 bonus program, for all plan participants:

✓	As defined in the program, “consolidated revenue” was calculated excluding hardware and other revenue to minimize risk of low margin revenue lines skewing incentive plan payout percentages;
✓

As defined in the program, “adjusted EPS” excludes the following items from GAAP EPS: amortization of intangible assets, and equity-based compensation expenses, restructuring charges, asset impairment charges and related recoveries, sales tax recoveries, and unusual tax adjustments. For 2017, the exclusions necessary were amortization of intangible assets, equity-based compensation expenses, tax benefit of stock awards vested, restructuring charges, and the U.S. Tax Cuts and Jobs Act impact;

✓	Consistent with prior years, the earnings per share benefit generated from Common Stock repurchases was eliminated from adjusted EPS for determining bonus payouts; and
✓

Consistent with prior years, the achievement of revenue and adjusted EPS objectives was determined on a constant currency basis (i.e., actual financial results are translated to U.S. dollars at budgeted U.S. dollar exchange rates).

Regarding our use of adjusted EPS as one of the performance measures, we use adjusted EPS to develop our budget, manage expenditures, and evaluate our overall business performance, and we believe adjusted EPS is useful for us, and for our investors, when assessing our performance versus other software companies. We included in our February 6, 2018 earnings press release, attached to our Current Report on Form 8-K of the same date, a full reconciliation from 2017 GAAP EPS to 2017 adjusted EPS (non-GAAP EPS).

The following table provides the 2017 annual cash bonus payout levels as a percentage of the performance targets for consolidated revenue and adjusted EPS.

Annual Cash Bonus Program Design for 2017

		Participant
		Bonus Payout	Actual Payout
	Amount	% of Target	% Earned
Consolidated Revenue ($ in millions)
Threshold goal	$552.3	0%
Target goal	577.7	100%
Maximum goal	629.6	150%

2017 Bonus Revenue – Earned	$526.6		0%

Adjusted EPS
Threshold goal	$1.87	0%
Target goal	1.93	100%
Maximum goal	2.13	150%

2017 Bonus EPS – Earned	$1.86		0%

Total Combined Actual Payout % Earned			0%

Payouts for consolidated revenue and adjusted EPS amounts achieved between threshold goal and target goal and between target goal and maximum goal are calculated based on linear interpolation.

We achieved consolidated revenue and bonus EPS for 2017 of $526.6 million and $1.86 per share, respectively, which were below the minimum annual threshold for bonus payouts at year end. Delays in large investments in supply chain software by retail customers coupled with accelerated market adoption of our cloud-based subscription services, and its correlative negative effect on up-front revenue recognition when compared to traditional perpetual software licenses, factored heavily in these results. The effect of these factors, however, increased as 2017 progressed, with their impact being most deeply felt towards the end of the year. Consequently, performance against the established objectives was above minimum payout thresholds for the year-to-date period ending September 30, 2017, resulting in interim incentive bonus payouts of 49% of the annual target during the year.

The Compensation Committee retains the right to exercise discretion to either increase or decrease a participant’s annual cash bonus under the bonus program.  As in recent years, the Compensation Committee did not exercise its discretion with regard to the cash bonuses to our executive officers in 2017, which were paid in accordance with the express terms of the plan. With respect to the cash bonuses paid under the plan, the Compensation Committee considered that the positive market reaction to the Company’s cloud-based solutions, while having a temporary negative effect on revenues, was a positive achievement.

Long-term Incentive Compensation

The following table sets forth each named executive officer’s target annual long-term incentive opportunity, earned amounts at December 31, 2017, and change in total value percentages in 2017.

2017 Long-Term Incentive Compensation Target vs. Payout
	Target (1)			Earned Value at 12/31/2017 (2)			% Change
Name	RSU	PSU	Total	RSU	PSU	Total	Total
Eddie Capel	$1,215,371	$1,215,371	$2,430,742	$1,183,362	$0	$1,183,362	-51%
Dennis B. Story	437,517	437,568	875,085	425,994	$0	425,994	-51%
Bruce S. Richards	218,784	218,784	437,568	213,022	$0	213,022	-51%
Robert G. Howell	437,517	437,568	875,085	425,994	$0	425,994	-51%
Linda C. Pinne	60,751	60,802	121,553	59,151	$0	59,151	-51%

______________

(1)

These columns represent the aggregate grant date fair value for service-based and performance-based RSU awards. We have determined these award fair values based on the closing market price of the Company’s Common Stock on the date of grant of $50.88.

(2)

These columns represent amounts earned valued on the closing market price on December 31, 2017 of $49.54. We did not achieve our performance objectives for the performance-based component of our long-term equity program, resulting in a zero payout for our 2017 performance-based long-term equity program grants.

We use equity awards to provide incentives to improve our financial performance and to assist in the recruitment, retention, and motivation of professional, managerial, and other personnel. These long-term incentives are designed to align the interests of our executive officers and other employee plan participants with those of our shareholders to enhance our overall value, the market price of the Common Stock, and as a result, our shareholders’ return. In addition, the vesting of stock incentives over time is designed to create an incentive for our people to remain with us. We grant RSUs to our executive officers and other employee plan participants on an ongoing basis to provide continuing incentives to them to meet future performance goals and to remain with the Company.

Equity-based compensation is an important component of our executive compensation program. In setting the form and level of the equity awards for the named executive officers, the Compensation Committee considers the CEO’s recommendations, the executive officer’s performance, and a variety of other factors including:

✓Market-competitive levels of total compensation, particularly for our peer group

✓Market-competitive levels and forms of equity-based compensation

✓Alignment with company performance and shareholder value

✓The retention strength provided by outstanding and unvested equity awards held by the executives

✓Global macro-economic conditions

✓Our recent performance and trends

✓The executive’s recent performance and potential future contribution

✓The resulting annual grant rate from aggregate awards

✓The availability of shares under our shareholder approved equity plans

✓Our cost and its alignment with participant value

There is no precise formula or weighting applied to these factors as changing business conditions, competitive market practices, and regulations necessitate differing priorities to maximize effectiveness while minimizing cost and dilution.

During 2017, an aggregate of 93,161 RSUs were granted to the named executive officers. In approving the individual award levels for the annual grants to the named executive officers, the Compensation Committee also reviewed aggregate grant levels for all recipients to ensure the annual grant rate was within competitive norms and sustainable over time.

The annual awards granted in 2017 are 50% service-based (46,579 shares) and 50% performance-based (46,582 shares) and generally vest in four equal annual increments starting on or about the first anniversary of the grant date for both service-based and performance-based grants, with the performance portion tied to the same annual revenue and adjusted earnings per share performance goals and ranges for fiscal year 2017 as established for the annual cash incentive plan discussed above.

The performance-based RSUs are intended primarily to provide our executive officers with incentives to improve our performance, as they benefit from these awards only if we meet the pre-established financial goals specified in the awards in the year granted. The 2017 performance-based RSU awards were to be earned, in whole or in part, based on our attainment of the same annual consolidated revenue and adjusted EPS performance goals as established for the 2017 annual cash bonus program. For 2017, and in accordance with its recent years’ practice, the Compensation Committee weighted the two performance measures (consolidated revenue and adjusted EPS) equally, and for each, established performance ranges with each range having a minimum performance threshold, a target threshold, and a performance maximum. Achievement above the minimum threshold for a performance measure is expressed as a percentage of the target level, and the percentages for the two performance measures are averaged together to determine the number of performance-based RSUs an executive earns by multiplying that average percentage by the number of performance-based RSUs initially granted to the executive. At- or below-minimum threshold performance for a measure is expressed as 0%, at-target performance is expressed as 100%, and performance at the maximum is expressed as 150%. Achievement between the minimum performance threshold and target, or between target and the performance maximum, is expressed as a percentage determined by linear interpolation. Under the 2017 program, for an executive to earn any of their performance-based RSUs, we were required to exceed one or both minimum performance thresholds.

As an example, if the percentages of target achieved for the respective performance measurements (consolidated revenue and adjusted EPS) are 75% and 105%, respectively, and the number of performance-based RSUs granted during to the executive during 2017 was 8,000, then the number of those performance-based RSUs earned by that executive would be [(0.75 + 1.05) / 2] x 8,000 RSUs = 7,200 RSUs, with the remaining 800 RSUs being canceled.

As our full year performance in 2017 was below the minimum threshold, the named executive officers did not earn any of the granted performance-based RSUs awarded. The minimum performance threshold, performance target, and performance maximum for the

2017 performance measures, as well as our actual performance, are the same as set forth in the table “Annual Cash Bonus Program Design for 2017.”

Perquisites and Other Personal Benefits.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

If an executive officer qualifies to attend our annual sales-oriented Presidents’ Club event and incurs an income tax liability associated with their attendance and the attendance of their spouse, we provide a tax “gross-up” payment to offset that liability. During 2017, we provided a tax gross-up payment to our CEO and Mr. Howell.

Health and Welfare Benefits.

We offer standard Company health and welfare benefits to the named executive officers as a safety net against the financial catastrophes that can result from illness, disability, or death. The benefits offered to the named executive officers are substantially the same as those offered to all our regular employees, except that certain of the named executive officers have been provided an arrangement under which the Company pays the premiums on term life insurance on their lives during their continued employment with the Company. During 2017, we paid term life insurance premiums, including tax “gross-ups” with respect to those premiums, for Messrs. Capel, Story, Richards, and Howell.

Our tax-qualified deferred-compensation Section 401(k) Savings Plan covers all our eligible full-time employees. Under the plan, participants may elect to contribute, through salary deductions, up to 60% of their annual compensation, subject to a maximum of $18,000, or $24,000 for employees who are at least 50 years old. We provide 50% matching contributions iup to the first 6% of salary contributed under the plan. The plan is designed to qualify under Section 401 of the Internal Revenue Code so that our employees’ and our contributions, and income earned on those contributions, are not taxable to employees until withdrawn from the plan, and so that the Company’s contributions are deductible when made.

Other considerations

Employment Agreements

The employment agreements with our named executive officers, Messrs. Capel, Story, Richards, and Howell, and Ms. Pinne, were amended in 2018, to eliminate, as a constructive termination event, the Company’s insolvency or filing for bankruptcy following a change in control, consistent with good governance practices.

Each agreement continues to provide that the named executive officer will be (i) paid an annual base salary, (ii) eligible for an annual performance-based bonus, (iii) eligible for equity awards that reflect their Company position, duties, and responsibilities, (iv) eligible to participate in all other benefit plans, programs, and arrangements generally available to executives of the Company, (v) provided an indemnification agreement, under which the Company will indemnify the executive to the full extent permitted by law with respect to any claim arising out of the executive’s service as an officer, director, or employee of the Company, and (vi) covered by a director and officers liability insurance policy. As set forth in the agreements, the minimum annual base salaries of Messrs. Capel, Story, Richards, and Howell, and Ms. Pinne, are $475,000, $360,000, $283,000, $265,000, and $240,000, respectively. Each named executive officer’s annual base salary is subject to increases at the discretion of the Board or Compensation Committee.

Each agreement further provides that the named executive officer or the Company may terminate that officer’s employment at any time. If the Company terminates the named executive officer’s employment for reasons other than death, disability, or “cause” (as defined in the agreement) or if there is a “constructive termination” of the executive officer’s employment (as defined in the agreement), the officer will be entitled to certain severance payments and benefits. Those payments and benefits are described below in the section entitled Potential Payments upon Termination, and that section also contains an estimate of the potential payments and benefits payable under these arrangements as of the end of 2017.

In general, severance payments to a named executive officer are limited such that they will not receive any “parachute payment” as described in Sections 280G and 4999 of the Internal Revenue Code. The named executive officer is required to provide the Company with a general release of all claims to receive any severance payments or benefits.

The agreements contain provisions requiring the named executive officer to protect the proprietary and confidential information of the Company. In addition, for a period of 12 months after termination of employment for any reason (or, if later, the last date any severance payments are due), the named executive officer agrees not to solicit the Company’s customers or solicit or hire away the Company’s employees and is prohibited from performing duties of the type performed for the Company for a competing business owned by any of a designated group of companies. The named executive officer also agrees to assign to the Company all patents, inventions, copyrights, and other intellectual property developed by them in the course of their employment.

Policy with Respect to Qualifying Compensation for Deductibility

For taxable years beginning before January 1, 2018, Section 162(m) of the Internal Revenue Code imposed a limit on federal income tax deductibility for annual compensation in excess of one million dollars paid by a public corporation to its Chief Executive Officer and its other three most highly compensated executive officers (other than the Chief Financial Officer). Compensation in excess of one million dollars could be deducted, however, if it qualified as “performance-based compensation” within the meaning of Section 162(m) or qualified for one of the other exemptions from the deductibility limit. We designed the Company’s compensation program to satisfy the exemption under Section 162(m).

Congress repealed the exemption for performance-based compensation in new tax legislation enacted December 22, 2017, effective for tax years beginning after December 31, 2017, and expanded the number of employees who will be considered “covered employees” subject to the 162(m) limit to include the Chief Financial Officer (who was previously excluded) and certain former named executive officers. As a result of these changes, compensation exceeding of $1 million paid to executive officers covered by Section 162(m)’s deduction limit will not be deductible in 2018 or future years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee has taken steps it deemed appropriate intending to preserve the deductibility of certain awards granted prior to enactment of the legislation. Due to uncertainties of the scope of the transition relief, however, there are no assurances that any compensation we pay to our covered employees will be or remain exempt from Section 162(m)’s deduction limit.

The Compensation Committee considers tax deductibility when making its decisions regarding executive compensation, but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s Articles of Incorporation provide that the liability of the Directors to the shareholders for monetary damages will be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

The Company’s Bylaws provide that the Company will indemnify each of its officers, Directors, employees, and agents to the extent they are or were a party, or are threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative because they are or were a Director, officer, employee, or agent of the Company, against reasonable expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with such action, suit, or proceeding; provided, however, that no indemnification will be made for:

✓	any appropriation, in violation of their duties, of any business opportunity of the Company;
✓	acts or omissions that involve intentional misconduct or a knowing violation of law;
✓	any liability under Section 14-2-832 of the Georgia Business Corporation Code, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or
✓	any transaction from which they derived an improper personal benefit.

The Company has entered into indemnification agreements with its Officers and Directors providing indemnification similar to that provided in the Bylaws.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2018 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2018 Proxy statement (and in the Company’s Annual Report on Form 10-K through incorporation by reference to the Proxy Statement).

Compensation Committee

Thomas E. Noonan, Chairman
Edmond I. Eger III John J. Huntz, Jr.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Tables

2017 Summary Compensation Table

The following table sets forth, for the three years ended December 31, 2017, the total compensation paid to or earned by the named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total

Eddie Capel	2017	$575,000	$2,430,742	$281,750	$43,845	(4)	$3,331,337
President, Chief Executive	2016	575,000	2,206,398	511,750	44,252		3,337,400
Officer, and Director	2015	575,000	4,567,221	759,000	14,848		5,916,069

Dennis B. Story	2017	$391,167	$875,085	$140,140	$21,856	(5)	$1,428,248
Executive Vice President, Chief	2016	350,167	5,029,828	227,140	21,706		5,628,841
Financial Officer, and Treasurer	2015	382,000	1,868,424	366,960	21,685		2,639,069

Bruce S. Richards	2017	$309,167	$437,568	$87,710	$18,826	(6)	$853,271
Senior Vice President, Chief	2016	300,000	451,258	153,970	22,707		927,935
Legal Officer, and Secretary	2015	300,000	730,130	228,360	25,278		1,283,768

Robert G. Howell	2017	$308,250	$875,085	$147,000	$30,902	(7)	$1,361,237
Senior Vice President,	2016	289,000	702,056	257,210	25,222		1,273,488
Americas Sales	2015	289,000	2,191,015	381,480	23,868		2,885,363

Linda C. Pinne (9)	2017	$245,750	$121,553	$40,261	$8,100	(8)	$415,664
Senior Vice President, Global Corporate	2016	239,792	125,344	71,200	7,950		444,286
Controller, and Chief Accounting Officer

______________

(1)

The amounts in this column represent the aggregate grant date fair value for the stock awards (service-based and performance-based RSUs) granted in accordance with the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). We determined these fair values based on the assumptions set forth in the Company’s 2017 Annual Report on Form 10-K (Note 2, Equity-Based Compensation). Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum grant date fair value of the performance-based RSUs granted to the named executive officers in 2017 is: (i) in the case of Mr. Capel, $1,823,081; (ii) in the case of Mr. Story, $656,352; (iii) in the case of Mr. Richards, $328,176; (iv) in the case of Mr. Howell, $656,352; (v) and in the case of Ms. Pinne, $91,228.

(2)	Represent amounts earned in the applicable year, regardless of whether we paid those amounts prior to the end of such year.
(3)

The amounts in this column represent the Section 401(k) matching or similar Company contribution, tax “gross-up” payments on behalf of named executive officers as discussed in the Compensation Discussion and Analysis section, and Company-paid term life insurance premiums for the benefit of Messrs. Capel, Story, Richards and Howell.

(4)

This amount represents: (i) the Company’s contributions to Mr. Capel’s account under its Section 401(k) plan in the amount of $5,175; (ii) tax “gross-up” payments in the amount of $23,501; and (iii) Company-paid term life insurance premiums in the amount of $15,169.

(5)

This amount represents: (i) the Company’s contributions to Mr. Story’s account under its Section 401(k) plan in the amount of $8,100; (ii) tax “gross-up” payment in the amount of $6,596; and (iii) Company-paid term life insurance premiums in the amount of $7,160.

(6)

This amount represents: (i) the Company’s contributions to Mr. Richards’s account under its Section 401(k) plan in the amount of $8,100; (ii) tax “gross-up” payments in the amount of $3,577; and (iii) Company-paid term life insurance premiums in the amount of $7,149.

(7)

This amount represents: (i) the Company’s contributions to Mr. Howell’s account under its Section 401(k) plan in the amount of $8,100; (ii) tax “gross-up” payments in the amount of $15,893; and (iii) Company-paid term life insurance premiums in the amount of $6,910.

(8)	This amount represents the Company’s contributions to Ms. Pinne’s account under its Section 401(k) plan in the amount of $8,100.
(9)	Ms. Pinne became Senior Vice President, Global Corporate Controller, and Chief Accounting Officer in January 2016.

2017 Grants of Plan-Based Awards Table

The following table provides information about our 2017 annual cash bonus opportunities and the equity awards granted to our named executive officers during the year ended December 31, 2017.

Plan-Based Compensation
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Stock	Grant Date Fair Value of Stock
Name	Award Type	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Units(3) (#)	Awards(4) ($)
Eddie Capel	Cash Bonus	1/26/2017	575,000	862,500	-	-	-	-
	Service-based RSUs	1/26/2017	-	-	-	-	23,887	1,215,371
	Performance-based RSUs	1/26/2017	-	-	23,887	35,831	-	1,215,371

Dennis B. Story	Cash Bonus	1/26/2017	286,000	429,000	-	-	-	-
	Service-based RSUs	1/26/2017	-	-	-	-	8,599	437,517
	Performance-based RSUs	1/26/2017	-	-	8,600	12,900	-	437,568

Bruce S. Richards	Cash Bonus	1/26/2017	179,000	268,500	-	-	-	-
	Service-based RSUs	1/26/2017	-	-	-	-	4,300	218,784
	Performance-based RSUs	1/26/2017	-	-	4,300	6,450	-	218,784

Robert G. Howell	Cash Bonus	1/26/2017	300,000	450,000	-	-	-	-
	Service-based RSUs	1/26/2017	-	-	-	-	8,599	437,517
	Performance-based RSUs	1/26/2017	-	-	8,600	12,900	-	437,568

Linda C. Pinne	Cash Bonus	1/26/2017	82,164	123,246	-	-	-	-
	Service-based RSUs	1/26/2017	-	-	-	-	1,194	60,751
	Performance-based RSUs	1/26/2017	-	-	1,195	1,793	-	60,802

_________________

(1)

These columns represent the target and maximum annual cash bonus opportunities under the Company’s annual cash bonus program for 2017. The actual cash bonuses paid to the named executive officers for 2017 are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

These columns represent the performance-based RSUs granted to the named executive officers during 2017 pursuant to the Company’s 2007 Stock Incentive Plan, shown both at the target and maximum performance levels. For our executive officers to earn any portion of their award, the Company must attain a minimum percentage of the pre-established target levels for consolidated revenue and adjusted EPS. The executive officers would earn 100% of the target award if the Company achieves 100% of the Company’s two performance goals specified in the awards for the fiscal year of the award. The executive officers would earn up to a maximum of 150% of the target award if the Company exceeds the performance goals specified in the awards up to a maximum specified performance level. The executive officers may earn a portion of the target award, but less than 100%, if the Company falls short of one or both performance goals but still achieves at least a minimum threshold performance level. For each of the Company’s two performance goals, we use linear interpolation to determine the portion of the award earned by the named executive officers if the Company’s performance exceeds the minimum threshold but is less than the 100% of the goals, or exceeds the 100% target but does not reach the maximum performance level.

As our financial performance in 2017 was below the minimum threshold, the named executive officers did not earn any of the granted performance-based RSUs awarded.

(3)

This column represents service-based RSU awards granted to the named executive officers during 2017 pursuant to the Company’s 2007 Stock Incentive Plan. The service-based RSUs vest in four equal annual installments commencing in the year following the date of grant.

(4)

This column represents the aggregate grant date fair value for performance-based and service-based RSU awards in accordance with ASC Topic 718. We determined these fair values based on the closing market price of the Company’s Common Stock on the date of grant.

2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the equity awards of our named executive officers outstanding as of December 31, 2017. We determined the market value of unvested stock awards based on the closing market price for our Common Stock of $49.54 per share on December 31, 2017.

Outstanding Equity Awards at Fiscal Year End
		Stock Awards (1)
Name	Grant Date	Number of Shares or Stock Units That Have Not Vested (#)		Market Value of Shares or Stock Units That Have Not Vested ($)

Eddie Capel	1/23/2013	31,280		$1,549,611
	1/30/2014	9,959		493,369
	1/29/2015	14,258		706,341
	7/27/2015	39,839		1,973,624
	1/28/2016	26,508		1,313,206
	1/26/2017	23,887	(2)	1,183,362

Dennis B. Story	8/1/2016	52,500		2,600,850
	1/26/2017	8,599	(2)	425,994

Bruce S. Richards	1/30/2014	2,989		148,075
	1/29/2015	4,213		208,712
	7/27/2015	4,620		228,875
	1/28/2016	5,422		268,606
	1/26/2017	4,300	(2)	213,022

Robert G. Howell	1/23/2013	3,519		174,331
	1/30/2014	3,321		164,522
	1/29/2015	5,833		288,967
	7/27/2015	20,023		991,939
	1/28/2016	8,436		417,919
	1/26/2017	8,599	(2)	425,994

Linda C. Pinne	1/30/2014	665		32,944
	1/29/2015	1,167		57,813
	7/27/2015	2,887		143,022
	1/28/2016	1,506		74,607
	1/26/2017	1,194	(2)	59,151

 _________________

(1)	RSU awards vest in accordance with the schedules set forth below.
(2)

As of December 31, 2017, these amounts only represent the sum of the outstanding RSUs that were service-based when granted; the performance-based RSUs as of December 31, 2017, were not earned based on the level of achievement of the applicable performance measures.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting

Eddie Capel	1/23/2013	25% per year for 4 years beginning on the 2nd anniversary of the grant date
	1/30/2014	25% per year for 4 years
	1/29/2015	25% per year for 4 years
	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years
	1/26/2017	25% per year for 4 years

Dennis B. Story	8/1/2016	25% in Jan. 2017; 25% in Jan 2018; 25% in Jan 2019; 25% in Jan 2020
	1/26/2017	25% per year for 4 years

Bruce S. Richards	1/30/2014	25% per year for 4 years
	1/29/2015	25% per year for 4 years
	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years
	1/26/2017	25% per year for 4 years

Robert G. Howell	1/23/2013	25% per year for 4 years beginning on the 2nd anniversary of the grant date
	1/30/2014	25% per year for 4 years
	1/29/2015	25% per year for 4 years
	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years
	1/26/2017	25% per year for 4 years

Linda C. Pinne	1/30/2014	25% per year for 4 years
	1/29/2015	25% per year for 4 years
	7/27/2015	10% in Jan. 2016; 15% in Jan. 2017; 20% in Jan. 2018; 25% in Jan. 2019; 30% in Jan. 2020
	1/28/2016	25% per year for 4 years
	1/26/2017	25% per year for 4 years

2017 Stock Vested Table

The following table provides information about the value realized by the named executive officers from their stock awards that vested during the year ended December 31, 2017.

Stock Vested
	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Vesting	Vesting
Eddie Capel	82,715	$4,211,981
Dennis B. Story	17,500	897,050
Bruce S. Richards	12,791	651,451
Robert G. Howell	20,219	1,028,862
Linda C. Pinne	2,997	152,497

Potential Payments upon Termination of Employment

Each named executive officer’s employment agreement provides that, if the Company terminates that officer’s employment for reasons other than death, disability, or “cause” (as defined in the agreement), or if the officer terminates their employment for “constructive termination” (as defined in the agreement), then the officer will be entitled to certain severance payments and benefits. Those payments and benefits are described in footnote 1 to the following table, except that if the termination occurs within two years following a change in control of the Company (as defined in the agreement), those payments and benefits are as described in footnote 2 to the table. The following table shows the estimated amounts that would have been payable to our named executive officers under their employment agreements if their termination of employment was effective as of December 31, 2017.

	Cash Severance	Value of Accelerated Stock Vesting	Health Benefits
Eddie Capel
Termination without cause or constructive termination(1)	$575,000	$-	$38,404
Change in control with termination without cause or constructive termination(2)	1,443,250	8,402,876	38,404

Dennis B. Story
Termination without cause or constructive termination(1)	392,000	-	38,404
Change in control with termination without cause or constructive termination(2)	823,860	3,452,888	38,404

Bruce S. Richards
Termination without cause or constructive termination(1)	310,000	-	38,404
Change in control with termination without cause or constructive termination(2)	580,290	1,280,312	38,404

Robert G. Howell
Termination without cause or constructive termination(1)	310,000	-	38,404
Change in control with termination without cause or constructive termination(2)	763,000	2,889,718	38,404

Linda C. Pinne
Termination without cause or constructive termination(1)	246,000	-	38,404
Change in control with termination without cause or constructive termination(2)	370,067	426,738	38,404

_________________

(1)

The employment agreement for each named executive officer provides that, if the Company terminates the executive’s employment other than for death, disability or “cause” (as defined in the agreement), or if there is a “constructive termination” of the executive officer’s employment (as defined in the agreement), then, subject to executive’s delivery of a release of claims and ongoing compliance with the executive’s restrictive covenants and other post-termination obligations, the executive is entitled to receive ongoing payment of 12 months of their then-current base salary and 12 monthly payments of COBRA or its equivalent for the executive officer’s and their family’s medical and dental benefits, “grossed up” for income tax.

(2)

The employment agreement for each named executive officer provides that, if a termination of the executive’s employment occurs entitling the executive officer to receive the payments and benefits described in footnote 1 above, and that termination occurs within twenty-four months of a “change of control” of the Company (as defined in the agreement), then, in addition to the payments and benefits described in footnote 1 above, the executive is entitled to receive, (i) a pro rata annual cash bonus for the year of termination through their termination date calculated at the target performance level (to the extent not yet paid), (ii) an annual cash bonus equal to the greater of that executive’s target bonus for the year of termination or the prior year, and (iii) vesting of all outstanding and unvested restricted stock unit awards. Performance-based restricted stock unit awards for which the performance period has not been completed as of the date of the change of control are deemed to have been achieved at the target performance level.

Compensation Committee Interlocks and Insider Participation

The following non-employee Directors were the members of the Compensation Committee of the Board of Directors during 2017: Thomas E. Noonan (Chairman), Edmond I. Eger III, and John J. Huntz, Jr. To the Company’s knowledge, there were no interlocking relationships involving members of the Compensation Committee or other Directors requiring disclosure in this Proxy Statement.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we provide the following information about the relationship of the annual total compensation of Eddie Capel, our Chief Executive Officer (our “CEO”), to the median annual total compensation of our employees:

Our CEO to Median Employee pay ratio is approximately 39:1. We believe this is a reasonable estimate based on the assumptions and adjustments described below.

We identified our employee with compensation at the median annual total compensation of all our employees (our “Median Employee”) by examining the total cash compensation during the calendar year 2017 (using December 31, 2017, as the “median employee determination date”), including salary or wages (including overtime), and any cash incentive compensation, paid in 2017, plus the value of any equity vesting during 2017 under our stock incentive plan, for each employee, excluding our CEO, whom we employed (including those of our consolidated subsidiaries) on December 31, 2017, whether on a full-time, part-time, seasonal, or temporary basis (excluding nine Chilean employees as described below).

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the Internal Revenue Service Yearly Average Currency Exchange Rates. For non-U.S. employees, we made cost-of-living adjustments using the applicable World Bank Price Level Ratio of Purchasing Power Parity Conversion Factor. For employees hired during 2017, we calculated their salary or wages as if they had been employed for all of 2017.

Our total number of employees on December 31, 2017, including U.S. and non-U.S. employees, was approximately 2,784. In identifying our Median Employee, as permitted by the de minimus exemption, we excluded from our employee population nine Chilean employees. That exemption allows us to exclude certain non-U.S. employees not to exceed five percent of our total employee population.

After identifying our Median Employee, which was a U.S. employee, we calculated their annual total compensation using our method for calculating our CEO’s compensation reported in the “Total” column of our 2017 Summary Compensation Table.

As disclosed in our 2017 Summary Compensation Table, our CEO’s annual total compensation for 2017 was $3,331,337.

Our Median Employee’s annual total compensation for 2017 was $85,992. The resulting ratio of our CEO’s annual total compensation to that of our Median Employee for 2017 is approximately 39:1.

Had we not made any cost-of-living adjustments, our Median Employee would have been a lower compensated U.S. employee with an annual total compensation for 2017 of $72,819.  The resulting ratio of our CEO’s annual total compensation to that of our Median Employee for 2017 would have been approximately 46:1.

Executive Officers Biographies

In addition to Eddie Capel, whose biography can be found on page 12, the following individuals serve as our executive officers:

Dennis B. Story, age 54, has served as our Executive Vice President, Chief Financial Officer, and Treasurer since July 31, 2016, and from January 12, 2011 through June 30, 2016. From July 1, 2016 through July 25, 2016, he served as Chief Financial Officer of BenefitFocus, Inc. Previously, Mr. Story served as our Senior Vice President, Chief Financial Officer, and Treasurer from joining the Company in March 2006 through January 2011. From February 2006 until he joined the Company, Mr. Story served as the Senior Vice President of Finance for Fidelity National Information Services, Inc. Prior to that, Mr. Story was the Senior Vice President of Finance for Certegy Inc., a financial services company, from 2004 until its merger with Fidelity National Information Services, Inc., in February 2006. Prior to his association with Certegy, Mr. Story served as Chief Financial Officer of NewRoads Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce, from September 2003 to September 2004, and Senior Vice President and Corporate Controller of credit reporting company Equifax Inc., from December 2000 until August 2003.

Bruce S. Richards, age 63, has served as our Senior Vice President, Chief Legal Officer, and Secretary since August 2011. Prior to that, Mr. Richards was a partner in the Atlanta-based law firm Taylor English Duma LLP, where he practiced as a member of the firm’s corporate and business law department since 2005. In 2007, while at Taylor English Duma, Mr. Richards also served as interim general counsel for Witness Systems, Inc. Before joining Taylor English Duma, Mr. Richards served in various corporate legal positions, including serving as Corporate Vice President, General Counsel, and Secretary of Certegy Inc., a financial services company, from 2001 through 2002, following Certegy’s spinoff from credit reporting company Equifax Inc., Corporate Vice President and General Counsel of Equifax Inc., from 1996 through 2000, and Vice President and General Counsel of financial services company Telecredit, Inc., from 1989 through 1990, prior to its sale to Equifax.

Robert G. Howell, age 45, has served as our Senior Vice President, Americas Sales since May 2013. Prior to that, Mr. Howell served as our Senior Vice President, North America Sales since January 2013, our Vice President North America Sales since January 2010, and a Senior Director of Sales since January 2009. Before that, Mr. Howell served as Director of Sales since October 2006. Prior to joining the Company, Mr. Howell served in various sales executive roles at Logility, Inc., a provider of collaborative supply chain planning solutions and a wholly owned subsidiary of American Software, Inc., from 2000 until 2006. From 1995 to 2000, he was an Account Executive with Measurex, Inc., a provider of computer process control software and scanning sensors primarily for the pulp and paper industry that was acquired by Honeywell International.

Linda C. Pinne, age 44, has served as our Senior Vice President, Global Corporate Controller, and Chief Accounting Officer since January 2016, when the Board also appointed her as an executive officer. Previously, Ms. Pinne served as our Vice President, Corporate Controller since January 2007 and our Controller-Americas since July 2005. Prior to joining the Company, Ms. Pinne served as Vice President of Finance for InterCept Payment Solutions, the payment processing division of InterCept, Inc., a publicly traded financial services company, from 2002 to 2005. Prior to that, Ms. Pinne was an audit manager with Arthur Andersen.

AUDIT MATTERS

Proposal 3 - Ratification of Appointment of Independent registered public accounting firm

In February 2018, the Audit Committee of our Board appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. If shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018, the Audit Committee will review its future selection of the independent registered public accounting firm. In addition, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our shareholders. A proposal to ratify the appointment will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years.

	2017	2016
	(in thousands)
Audit Fees (1)	$1,345	$1,219
Tax Fees (2)	121	372
All Other Fees (3)	2	2
Total Fees	$1,468	$1,593

__________

(1)

Audit fees consisted of charges principally associated with the annual financial statement audit and the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Tax fees consisted of charges principally related to services associated with tax compliance, tax planning and tax advice.
(3)	All other fees include charges for products and/or services other than those described above.

✓

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

Audit Committee Report

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm. In this regard, the Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the approvals. The decision of any member to whom authority is delegated to approve services to be performed by the Company’s independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

The Audit Committee currently consists of Messrs. Huntz (Chairman), Heyman, and Noonan, all of whom meet the independence requirements of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board, the complete text of which is available in its current form in the Investor Relations section of our web site at www.manh.com.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm, Ernst & Young, LLP (“Ernst &Young”), to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and Ernst & Young. The Audit Committee’s review included discussion with Ernst & Young of matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). Ernst & Young has provided to the Audit Committee the written disclosures and letter to the Audit Committee required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young that firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company is compatible with Ernst & Young’s independence.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, which it made using the criteria set forth by the Committee Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2017.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee

John J. Huntz, Jr., Chairman
John H. Heyman
Thomas E. Noonan

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

additional information

Information About The Annual Meeting of Stockholders

Revocation

Any shareholder who submits a proxy may revoke it at any time before they vote it at the Annual Meeting by providing written notice of revocation to the Company’s Secretary, by filing with the Company’s Secretary a proxy bearing a later date, or by voting in person at the Annual Meeting. Any shareholder who attends the annual meeting in person will not be considered to have revoked their proxy unless they affirmatively indicate at the Annual Meeting their intention to vote in person the shares represented by their proxy. In addition, a shareholder may revoke their proxy by submitting a subsequent proxy by Internet or telephone by following the instructions in the Notice.

Quorum

The holders of a majority of the total shares of Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person, voting through the Internet or telephone, or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. We will not count abstentions and “broker non-votes” toward fulfillment of quorum requirements. Broker non-votes occur on a matter up for vote when a broker, bank, or other custodian or nominee is not permitted to vote on that particular matter without instructions from the beneficial owners of the shares, the owner does not give those instructions, and the broker or other nominee indicates on its proxy, or otherwise notifies us, that it does not have authority to vote the shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Counting of Votes

The purpose of the Annual Meeting is to consider and act on the matters listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The voting methods described in the Notice provide a means for a shareholder to vote on each of the matters listed in the Notice and described in this Proxy Statement. Shares represented by each proxy will be voted in accordance with the shareholder’s directions.

Assuming a quorum is present, approval of the nonbinding resolution to approve the compensation of the Company’s named executive officers, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and approval of any other matters as may properly come before the meeting, require that the votes cast in favor of each matter exceed the votes cast against that matter.

The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast for the Directors; i.e., the nominees who receive the most votes for the available Director positions will be elected as Directors. As described in the next section below, however, the Board has adopted a policy requiring Director nominees who fail to receive the affirmative vote of a majority of the votes cast in an uncontested election to tender their resignation.

Neither abstentions nor broker non-votes are considered “votes cast,” and therefore neither will have an effect on the results of the vote with respect to the election of Directors, approval of the nonbinding resolution to approve the compensation of the Company’s named executive officers, or ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Proxies

When a proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted on it. In the absence of instructions, the shares represented by valid proxies will be voted in accordance with the Board’s recommendations.

shareholder of record vs Beneficial owner

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, NA, you are considered the shareholder of record of those shares.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you are considered the beneficial owner of those shares. You should receive instructions from your nominee, which you must follow to have your shares voted – the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting than those available to record holders. If you do hold your shares in “street name” and plan on attending the Annual Meeting, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf to attend the Annual Meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

PRoxy Solicitation Costs

The Company will bear the entire cost of soliciting proxies to be voted at the Annual Meeting, including the preparation and, as applicable, the printing and mailing of the proxy materials and tabulation of the votes. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate. In addition, certain Directors, officers, or other employees of the Company, who will receive no additional compensation for their services, may solicit proxies in person or by telephone, email, or facsimile. The Company will reimburse brokers, banks, and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to their customers who are beneficial owners.

Shareholder Proposals

SEC rules require that any proposal by a shareholder of the Company for consideration at the 2019 Annual Meeting of Shareholders must be received by the Company no later than November 30, 2018, if it is to be eligible for inclusion in the Company’s proxy materials for its 2019 Annual Meeting. Under those rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those rules are met

In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Sections 2.14 and 3.8 of the Company’s Bylaws must be met, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of that meeting is made.

Communication with Directors

We have established procedures for shareholders or other interested parties to communicate directly with our Board of Directors. They parties can contact the Board by email at: investor_relations@manh.com or by mail at: Manhattan Associates, Inc. Board of Directors, 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339. The Chairman of the Audit Committee will receive directly all communications made by this means.

Form 10-K

Our Form 10-K for the fiscal year ending December 31, 2017, which is part of our Annual Report to Shareholders, including the financial statements, schedules, and list of exhibits, is available at our website, www.manh.com. We will mail without charge, upon written request, a copy of our Form 10-K exhibits. Please send requests to Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339. They are also available, free of charge, at the SEC’s web site, www.sec.gov.

Other Matters

Company management is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, if any other matter requiring a vote of the shareholders arises, the accompanying proxy confers discretionary authority on the representatives named on the proxy to vote, to the extent permitted by law, in accordance with their best judgment.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” relating to the Company.  Forward-looking statements in this Proxy Statement include, without limitation, statements we make about expansion of our addressable market, positioning the Company for future success and to deliver long-term sustainable growth and shareholder returns, and other statements identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “project,” “estimate,” and similar expressions.  Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainty about the global economy, risks related from transitioning our business from a traditional perpetual license software company (generally hosted by our customers on their own premises and equipment) to a subscription-based software-as-service/cloud-based model, delays in product development, competitive pressures, software errors, information security breaches and other IT system risks and the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary

on reverse sideV.1.1

2300  WINDY RIDGE PARKWAY TENTH FLOOR ATLANTA, GEORGIA  30339 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and  annual  reports  electronically  via  e-mail  or  the  Internet.  To  sign  up  for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS  BELOW IN  BLUE OR BLACK INK AS FOLLOWS: THIS    PROXY CARD  IS  VALID   ONLY  WHEN    SIGNED   AND    DATED. KEEP THIS  PORTION FOR YOUR RECORDS DETACH AND RETURN  THIS  PORTION ONLY The Board  of  Directors  recommends  a vote FOR  the nominees  listed: 1.    Election of  Directors Nominees 1a.  Deepak  Raghavan 1b.  Edmond  I. Eger III 1c.  Linda  T.  Hollembaek For Against    Abstain The Board  of  Directors  recommends  a vote FOR  proposals 2 and 3. For Against    Abstain 2.    Nonbinding resolution to  approve the  compensation of  the  Company's   named executive officers. 3.    Ratification of  the  appointment  of  Ernst  &  Young   LLP as the  Company's  independent  registered public  accounting firm for the  fiscal year  ending December  31,  2018. For address change/comments, mark here. (see  reverse  for instructions) Please sign  exactly as your  name(s) appear(s)  hereon.  When  signing as attorney, executor, administrator, or  other  fiduciary, please  give  full title as such.  Joint owners should  each sign  personally. All holders  must sign. If a corporation or  partnership, please  sign  in full corporate or partnership name  by authorized officer. Signature [PLEASE  SIGN WITHIN BOX] Date Signature (Joint Owners) Date0000368786_1 R1.0.1.17

1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at  www.proxyvote.com . MANHATTAN ASSOCIATES, INC. 2300 Windy Ridge Parkway Tenth Floor Atlanta, Georgia 30339 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS By this proxy, the undersigned (i) appoints Eddie Capel and Bruce S. Richards, and each of them, with full power of substitution, as their proxy to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 21, 2018, at the annual meeting of shareholders to be held on May 17, 2018, or any adjournment of that meeting, as designeted on the reverse side of the Proxy, (ii) confirm all that those proxies may lawfully do by virtue of their appointments, and (iii) revoke any proxy appiontments as to those shares previously given by the undersigned. The proxies, in their discretion, are further authorized to vote (x) on any matter of which the company did not have notice at least 45 days before the date of this solicitation, or the date provided for in Section 2.14 of the company's bylaws, whichever date is earlier, (y) for the election of a person to the Board if any Board- recommended nominee becomes unable to serve or for good cause will not serve and (z) matters incident to the conduct of the annual meeting and any other matters that may properly come before the meeting and any adjournments or postponements of the meeting. The shares represented by this Proxy will be voted as directed by the undersigned. If no direction given when the duly executed Proxy is returned, those shares will be voted "FOR" the Nominees in Proposal 1 and "FOR" Proposals 2 and 3. The undersigned understands that this Proxy confers discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. Address  change/comments: (If you  noted any Address Changes and/or Comments above, please mark corresponding box  on  the reverse side.) Continued on reverse side 000368786_2 R1.0.1.17